OFFERING CIRCULAR

DATED MARCH 5, 2018

HYPERSCIENCES, INC.

1314 S. Grand Blvd., Suite 2-133

Spokane, WA 99202

Tel: (509) 994-8577

www.hypersciences.com

up to

2,604,166 SHARES OF SERIES A PREFERRED STOCK

up to

2,604,166 SHARES OF COMMON STOCK INTO WHICH THE SERIES A PREFERRED STOCK MAY CONVERT*

*The Series A Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon effectiveness of registration of the securities in an Initial Public Offering. The total number of shares of the Common Stock into which the Series A Preferred Stock may be converted will be determined by dividing the Original Issue Price per share by the conversion price per share. See “SECURITIES BEING OFFERED” at page 46.

We are offering a minimum number of 651,042 shares of Series A Preferred Stock and the maximum number of 2,604,166 shares of Series A Preferred Stock on a “best efforts” basis.

Series A Preferred Shares	Price Per Share to the Public	Total Number of Shares Being Offered	Proceeds to HyperSciences Before Expenses, Discounts, and Commissions**
Total Minimum	$3.84	651,042	$2,500,000
Total Maximum	$3.84	2,604,166	$10,000,000

**The Company has engaged SI Securities, LLC to serve as its sole and exclusive placement agent to assist in the placements of its securities.  The Company will pay SI Securities, LLC in accordance with the terms of the Issuer Agreement between the Company and SI Securities, LLC, attached as Exhibit 1 hereto.  If the placement agent identifies all the investors and the maximum amount of shares is sold, the maximum amount the Company would pay SI Securities, LLC is $750,000 and Series A shares equaling $500,000.  This does not include transaction fees paid directly to SI Securities, LLC by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation and transaction fees to be paid to the placement agent on page 52.

HyperSciences, Inc. (the “Company”) expects that the amount of expenses of the offering that it will pay will be approximately $815,000, not including commissions or state filing fees.

The Company is selling shares of Series A Preferred Stock.  Investors who invest less than $50,000 in this offering will be required to grant a proxy to vote their shares to SI Securities, LLC; see “Risk Factors” and “Securities Being Offered – The Proxy” at page 51.

The Company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $2,500,000 in shares, may hold a series of closings at which we receive the funds from the Escrow Agent and issue the shares to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) one year from the date upon which the Securities and Exchange Commission qualifies the Offering Statement which this Offering Circular forms a part, or (3) the date at which the offering is earlier terminated by the Company in its sole discretion. In the event we have not sold the minimum amount of shares by the date that is one year from  this offering being qualified by the Commission or sooner terminated by the Company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The Company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the Company. The offering is being conducted on a best-efforts basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 9.

Sales of these securities will commence on approximately [April 1], 2018.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

PRELIMINARY OFFERING STATEMENT

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

TABLE OF CONTENTS

Page

SUMMARY OF OFFERING

4

RISK FACTORS

9

DILUTION

16

USE OF PROCEEDS TO ISSUER

18

DESCRIPTION OF BUSINESS

21

DESCRIPTION OF PROPERTY

37

MANAGEMENT’S DISCUSSION AND  ANALYSIS OF FINANCIAL

  CONDITION AND RESULTS OF OPERATIONS

38

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

43

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

45

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

45

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

46

SECURITIES BEING OFFERED

46

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

52

FINANCIAL STATEMENTS

F-1

SUMMARY OF OFFERING

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms "Corporation," “Company,” "HyperSciences," “HSI,” "we," "our" and "us" refer to HyperSciences, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT.  WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Overview

HyperSciences (HSI) is a platform technology company that has created a commercial hypersonic propulsion system that we are initially commercializing for three key industries – tunneling, energy drilling, and drone flight delivery systems.

HyperSciences has successfully developed what we believe to be the world’s fastest commercial projectile launch systems, robotically delivering packetized energy at Mach 4 to 8, which is 4 to 8 times the speed of sound (3000-6000 mph). We are able to accomplish this amazing feat by developing and perfecting the first commercial ram-accelerator.

HyperSciences is channeling its portfolio of patented and patent-pending hypervelocity technologies toward the most challenging problems in energy, terrestrial transportation, and materials production, providing game-changing operational speed, resource access and large cost-savings versus traditional methods. Each major industry we plan to tackle (tunneling, energy drilling, and drone flight systems) is ripe for a revolutionary change in efficiency and economics, and we believe our precision, robotic accelerators are the answer. We first applied this ground-breaking rocket science to drilling. HyperSciences was selected to participate in the Shell Oil GameChanger™ Program. We met or exceeded all success criteria and now plan to demonstrate this hypersonic drilling technology in field trials.

Our hypersonic tunneling/mining and drilling systems each incorporate our core ram-accelerator propulsion systems known as HyperCore™, which is made up of three major components. The first component of the HyperCore™ system is a robotically automated tubular launch system, the second consists of numerous consumable/recyclable projectiles, and the third is a commercial low-cost propellant (for instance, Natural Gas and compressed air). Once the system is launched in a tunneling or mining application, the projectile is accelerated to provide near meteor-like energy depositions using laser precision directed into the ground. Following the impact with the ground, all material including the projectile and the rock face is pulverized and quickly removed from the area. Periodically, the area is robotically cleared of all debris, but all the while the system continually resets and robotically fires again and again to achieve the required penetration performance. In energy drilling applications (e.g. Geothermal), the system recycles every few seconds deep underground, and cuttings are continually transported conventionally in water-based drilling mud in the tube. Fundamentally, the kinetic energy involved in each projectile impact strikes with a dynamic pressure 10-100x the rock strength and the robotic speed of the system can exceed up to 10X the performance of conventional drilling rates within a wide range of the hardest rock conditions, and exceed the penetration performance of any drill, which may open new opportunities in deep geothermal deposit access.

Our tunneling/mining and drilling systems based on HyperCore™ and consumable projectiles are commercialized using an “Equipment as a Service” (EaaS) model. This approach radically changes the economics of major established industries. With this EaaS business model, our leased HyperCore™ units launch, every few moments, our proprietary consumable projectiles, which are bulk-purchased from HyperSciences by our Customers. We expect the drilling, tunneling and civil infrastructure rock breaking business to be a high volume, high margin consumables business with our low-cost proprietary projectiles.

Our drone flight launch system consists of similar components used in HyperCore™, namely the automated tubular launch system and commercial propellant. The main difference is that the projectile, which acts as a recyclable-casing, is designed for on-demand, rapid, and potentially stealth deployment of an aerospace payload during the most critical part of any mission, the boost phase. The tubular Ram accelerator system can vary its length and propellant feeds to offer lower payload acceleration (easy G-loads), for easy compatibility with commercial off the shelf electronics at acceleration levels similar to or even less than dropping a cell phone on the floor. Because of the energy involved in each launch, we are able to loft payloads, such as compact high-altitude drone system, up to the desired altitudes on momentum alone. We believe extreme high-altitude delivery, such as over 50km high, can be achieved with excellent accuracy, on-demand, through any atmospheric conditions. This hypersonic launcher is a game changer for the flight community and is expected to be a highly scalable, repeat and extremely high margin business for HyperSciences.

We believe that by utilizing HyperCore™ our clients will achieve game-changing operational speed, ease of use, resource access and large cost-savings.

Our Products

HyperSciences’ key technology is the HyperCore™, a system that utilizes low-cost chemical energy to accelerate projectiles to very high velocities. We plan to market our products via an Equipment-As-A-Service model, supported by sales of consumable projectiles for use in all HyperCore™ based systems. The following main applications utilize the HyperCore™ technology:

—

HyperCore™ 100 is the 100mm (4”) inner tube bore dimeter version of the HyperCore™ system, which can be employed by customers in many different ways, including vertical or horizontal integration into existing equipment to enable rapid and efficient energy deposition for their projects.

—

Hyper Tunneling and Mining system (HTBM™) is our robotic mining and tunneling solution that uses continuous hypervelocity repetitive projectile impacts in a way that we believe drastically improves performance (speed), eliminates dangerous explosives, and reduces high capital and operating costs over traditional rotary tunneling boring machines (TBMs) and drill and blast methods. This version of HyperCore™ will have some ancillary equipment specifically developed for underground tunneling and mining, including robotic steering and acoustic damping.

—

HyperDrill™ is a downhole energy drilling solution that is compatible with existing drilling systems, improves performance, and reduces cost.

—

Energy Anywhere™ Geothermal leverages our high-speed drilling and patent-pending scalable direct thermoelectric power generation technologies to provide a cost-effective solution for baseload power operations.

—

HyperDrone™ is a land or sea-based high altitude drone launch service for communication, Earth observation, and hypersonic propulsion testing markets. Encapsulated inside HyperSciences proprietary projectiles and flow through our on-demand HyperCore™ tubular launch system, HyperCore™ allows a tailored G-load profile for communication equipment and aeronautical drone platforms (helium balloons, solar-winged vehicles, SCRAMJET test vehicles, etc.) to quickly punch through the atmosphere and be delivered to extreme altitudes (stratosphere, etc.).  We believe this will allow for on-demand, pop-up information systems, and robust safe travel of the of drone systems through lower rough, windy, unpredictable atmosphere below and deliver exactly to a specified point in the sky nearly instantaneously… potentially well beyond 50 km from the launch point.   HyperSciences believes the development of this technology will be a component to filling the missing communication link between orbital satellites and low altitude drones.

Mission Statement

Our mission is to profitably channel our hypervelocity impact platform technologies and enable transportation, materials production, and “Energy Anywhere™” power to game-change our standard of living here on Earth.

Highlights and Metrics

—

HyperSciences is the exclusive licensee (below 100km mean sea level) of the foundational ram accelerator technology and owns several issued and pending patents.

—

HyperSciences was selected to participate in the Shell GameChangers™ Program. This resulted in winning three phases of contracted development and testing of HyperDrill™ from October 2014- March 2017.

—

HyperSciences commissioned its HyperCore™ systems demonstrating field operations of smooth bore ram accelerator technology in an underground mine in 2015.

—

April 2016 demonstration of Mach 6 multi-shot HyperDrill™ performance at independent lab, Southwest Research Institute (SWRI) in San Antonio, TX.

—

US Federal Export Licensing: October 20/21, 2014 HyperSciences received US State Department and US Department of Commerce classification as EAR 99 determination “HyperDrill is not subject to the jurisdiction of the Department of State” and that “No license is required for export to most destinations.” 1

________________

1  Other implementations and embodiments of HyperSciences’ technology has not received such explicit determination by the Department of State.

The Offering

Shares Offered:

Maximum of 2,604,166 shares of Series A Preferred Stock of the Corporation are being offered for sale in this Offering (the " Shares "), including 2,604,166 shares of Common Stock into which they may convert.

Series A Preferred Stock outstanding

before the offering:

0 shares

Common Stock outstanding before

the offering: 2

5,397,727 shares

Purchase Price:

$3.84 per Share.

Pre-financing Valuation:

$24,975,821

Use of Proceeds:

The proceeds from the sale of Shares in this Offering will be deployed as unrestricted working capital of the Corporation. The proceeds from the sale of Shares in this Offering will also be used for product development, marketing, compensation expenses of management and other service providers, costs of the Offering, and other ordinary operating expenses of the Corporation, as necessary. The Corporation reserves the right to change the use of proceeds if management believes it is in the best interests of the Company.

We will have significant discretion as to the use of the proceeds from this Offering. The details of our plans are set forth in our “Use of Proceeds” section.

___________________

2   See the section titled “Dilution” for a discussion of outstanding convertible notes, outstanding warrant, the equity incentive pool and other dilution information.

Selected Risks Associated with Our Business

Our business is subject to several risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

—

Our auditor has issued a “going concern” opinion.

—

We have a limited operating history and a history of losses and may never achieve or maintain profitability.

—

We need capital to achieve our technology development and business goals.

—

We are reliant on the successful development of our own proprietary technology and products.

—

Some of our technologies are relatively new and unproven.

—

We are spending time and resources with no contractual commitment from our potential customers.

—

Our business model is subject to change.

—

We may be unable to protect our proprietary technologies and defend our intellectual property rights.

—

We may be subject to intellectual property infringement claims in the future.

—

Existing license agreements impose restrictions and requirements that limit HyperSciences’ ability to exploit and commercialize its intellectual property.

—

Competitive technologies could limit our ability to successfully deploy our technologies.

—

Use of our technologies and products involve safety risks.

—

We are currently dependent on a few key personnel, and loss of one or more key personnel and/or a failure to attract and retain other highly qualified personnel in the future could harm our business.

—

Certain uses of our technology may be subject to regulation by the Environmental Protection Agency and other federal and state governmental authorities.

The purchase of the Shares involves a high degree of risk.  We encourage you to carefully review and consider the subsequent section of this Circular entitled "RISK FACTORS" and to seek such professional advice to assist you as you feel is desirable or appropriate.

RISK FACTORS

This Offering involves a high degree of risk. The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. In addition to the other information set forth in this Memorandum, the following risk factors should be considered carefully in evaluating the Corporation and our business before purchasing any of the Shares.

Risks Related to Our Business

Going Concern Opinion

The report of our independent auditors contains an explanatory paragraph as to our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

The Corporation has only a limited operating history and has a history of losses. We may never achieve or maintain profitability.

The Corporation was formed as a Delaware corporation on October 13, 2014, and has received revenue relating only to the Corporation’s contracts with Shell Oil (Phase 1: $250,000; Phase 2: $550,000; and Phase 3: $280,000). We expect to incur operating losses until our technology trials have concluded and contracts are signed with customers. Although we believe there is reason to be optimistic, there can be no assurance that we will be able to validate or market our technology, products and/or systems in the future such that additional revenues will be generated or that any revenues generated will be sufficient for use to become profitable or thereafter maintain profitability. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. HyperSciences has incurred a net loss in the last two fiscal years, and has had limited revenues generated since inception. There is no assurance that we will be profitable in the next three years or generate sufficient revenues to pay dividends to the holders of the shares.

The Corporation needs capital to achieve its technology development and business goals.

We expect that our current capital and our other existing resources will be sufficient only to provide a limited amount of working capital, and revenues generated from sales, of which there is no assurance, may not be sufficient to fund our continuing operations and/or our planned growth. We will require significant amounts of capital to support our research and development efforts. If we are unable to secure capital to fund our operations, we will not be able to continue our testing and development efforts and we might have to enter into collaborations that could require us to share rights to our product candidates to a greater extent than we currently intend. We will require additional capital after this offering. We may seek to sell additional equity or debt securities, or both, or incur other indebtedness. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing research, development and commercialization efforts. This could harm our business, prospects and financial condition.

Any additional capital raised through the sale of equity (or convertible debt securities) will dilute the ownership percentage of our stockholders. This could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of stockholders. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

The Corporation is reliant on the successful development of its own proprietary technology and products.

The Corporation is in the process of developing its own proprietary technology and products.  The success of developing new technology and products depends on a number of factors including, but not limited to, timely and successful product development, market acceptance, the Corporation’s ability to manage the risks associated with new product production ramp-up issues, and the risk that new products may have quality or other defects or deficiencies in the early stages of introduction.  The development of methods for the use of HyperCore™ and other HyperSciences technologies is highly innovative and involves very complex processes.  This level of innovation involves potentially significant expense and carries inherent risk, including difficulties in designing next-generation technologies and processes, potential development and production delays, safety concerns, and increased expenses. Our inability to effectively and timely develop our proprietary technologies and products and to develop the necessary quality controls and production capacity for our technology and products would have a material adverse effect on our business.

Some technologies are relatively new and unproven.

Some of HyperSciences’ technologies and planned products are relatively new and unproven such that the use of these technologies could not produce the expected or intended results, and unforeseen results could occur.

The Corporation is spending time and resources with no contractual commitment from our potential customers.

Although we are incurring ongoing costs and expenses in relation to the ongoing development and testing of our technologies and products, the Corporation currently has no signed customer contracts.

The nature and scope of our products and services will be evolving in response to customer input and marketplace demand.  The Corporation's business model is therefore subject to change.

Our future success will depend on our ability to (i) develop and deploy our products and services; (ii) attract customers to use our products and services; (iii) enhance our products and services; (iv) develop and license new products and systems that address the increasingly sophisticated and varied needs of our customers; and (v) respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.  Failure to develop products and services that serve our target markets or failure to adjust to changes within our marketplace could have a material adverse effect on our business, results of operations and financial condition.

The Corporation relies on intellectual property rights it has licensed and additional intellectual property it has developed. The Corporation may be unable to protect its proprietary technologies or defend its intellectual property rights and may be subject to claims that its products or the way in which it conducts its business infringes the intellectual property rights of third parties.

We believe that our success will depend in large part upon proprietary technologies and intellectual property protections.  We intend to rely on a combination of patents, trademarks, trade secret laws and contractual obligations with employees and third parties to obtain and protect our proprietary technologies and intellectual property.  The steps we have taken to protect our rights may not be adequate to deter misappropriation of our proprietary information. We also may not be able to detect unauthorized use of and take appropriate steps to enforce our intellectual property rights. In addition, the laws of some foreign countries may not protect our proprietary rights as fully or in the same manner as do the laws of the United States. Also, despite the steps taken by us to protect our proprietary rights, others may develop technologies similar or superior to our hypervelocity technologies and/or design around the proprietary rights we own. It is possible that our license agreements could be terminated, which could limit or prevent HyperSciences’ practice of some or all of the inventions identified in “Description of Company – Intellectual Property” at page 23.

It is possible that our activities, products and services could infringe certain third-party intellectual property rights that we are currently unaware of, which could open HyperSciences up to potential civil liability. Any such claims could require us to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of the asserted infringement. If we are unable to successfully enforce our intellectual property rights, or if claims are successfully brought against us for infringing the intellectual property rights of others, such events could cause us to pay substantial damages, cause us to lose a key competitive advantage, force us to conduct additional research to develop non-infringing technology or cause us to have to pursue a different business strategy.

Competitive technologies could limit our ability to successfully deploy our technologies.

Existing technologies or new technologies that are subsequently developed and released, may render HyperSciences’ technologies obsolete or prevent adoption in the relevant industries. Such competition could adversely affect our business and market share.

Certain uses of the Corporation’s product offerings may be subject to regulation by the Environmental Protection Agency and other federal and state governmental authorities.

Just as with existing tunneling, mining, energy drilling and flight industries, regulations or other restrictions may be adopted that adversely affect our business and market share. Federal, state and local authorities may regulate the use of our product offerings, including, but not limited to, any effects on the following matters:

•

Surface subsidence from underground mining;

•

Employee health and safety;

•

Permits and other licensing requirements;

•

Remediation of contaminated soil, surface water and groundwater;

•

Air emissions;

•

Water quality standards;

•

The discharge of materials into the environment, including waste water;

•

Storage, treatment and disposal of petroleum products and substances which are regarded as hazardous under applicable laws or which, if spilled, could reach waterways or wetlands;

•

Protection of human health, plant life and wildlife, including endangered and threatened species;

•

Reclamation and restoration of mining properties after mining is completed

•

Wetlands protection; and

•

The effects, if any, that use of our products has on groundwater quality and availability.

Some contemplated implementations of our technology may be subject to regulation by the United States Department of Commerce and Department of State. If future implementations of our technology require an export license or additional government approval for export, we intend to pursue such licenses and approvals from applicable government authorities.

Existing license agreements impose restrictions and requirements that limit HyperSciences’ ability to exploit and commercialize its intellectual property.

Each investor should fully read that certain Exclusive Patent License Agreement between HyperSciences and University of Washington dated March 13, 2015, (the “UW License Agreement”) which is included as [Exhibit __] to the Offering Statement of which this Offering Circular is a part, as well as the license agreements with EnergeticX.net, LLC (“ EnergeticX ”) dated May 19, 2015, which are included as Exhibit 6.7 and Exhibit 6.8 to the Offering Statement of which this Offering Circular is a part. The UW License Agreement only grants rights to HyperSciences in relation to activities and products under 100km MSL (the “Von Karmen Line” at 100km is utilized as one international definition of outer space). University of Washington (“UW”), pursuant to the UW License Agreement, may (1) terminate the license grant upon the occurrence of a breach by HyperSciences; (2) pursue patents covering the “baffle-tube ram accelerator technology” included in the UW License Agreement that would be owned by UW and outside the license grant to HyperSciences in any country in which HyperSciences chooses not to actively pursue patent protection for such inventions; and (3) require mandatory sublicensing in fields of use that Company is not actively pursuing if UW is solicited by a third party who wishes to license the “Licensed Patents”. HyperSciences also must comply with performance milestones relating to commercialization of the “Licensed Patents”, is required to submit periodic commercialization reports, and must pay certain annual, milestone and royalty fees to UW. UW also obtained 25,000 shares of common stock in HyperSciences and has certain anti-dilution rights as described in the section titled “Dilution”.

HyperSciences and EnergeticX have entered into two separate license agreements dated May 19, 2015, granting to EnergeticX certain rights in specified patent assets owned by HyperSciences.  EnergeticX has exclusive rights to the “Licensed Patents” for applications above 100km MSL (outer space).  Additionally, in the event of certain events involving Mark Russell and the Company (as described briefly in the “Description of Business” section at page 25), EnergeticX would have a non-exclusive license to the “Licensed Patents” for the purpose of applications below 100km MSL.

The Shell Oil Agreement imposes “most-favored-customer” price restrictions and a springing limited license grant to fulfill its product needs in the event HyperSciences cannot deliver such products.

HyperSciences must make efforts to ensure that the net effective prices payable by Shell and/or its affiliates for “Products” (as defined in the Shell Oil Agreement) are no greater and on terms no less favorable in the aggregate than those charged to any other customer for equivalent products. Additionally, under the continuity of supply requirements of the Shell Oil Agreement, in the event HyperSciences is unwilling or unable to supply “Products” upon commercially reasonable terms and timing, Shell and its Affiliates have a springing license, under HyperSciences’ Intellectual Property Rights, to make and supply, or have made and supplied by a third party, the “Products” until such time as HyperSciences is able to fulfill “Products” requests by Shell and its Affiliates. In other words, Shell and its Affiliates may make and supply HyperSciences proprietary products (or have third parties do so) without compensation to HyperSciences in the event HyperSciences is not able to fulfill orders on a “commercially reasonable” basis (additional information is available in the “Description of Business” section at page 25).

Mark Russell may have other time demands relating to EnergeticX.

EnergeticX (and its majority owned company, Pipeline2Space, Inc.) has entered into a license agreement with the University of Washington for the same patent assets as those covered in the HyperSciences UW License Agreement, but the EnergeticX license grants rights for applications above 100km MSL (i.e. spaceflight applications). In order to maintain its license with UW, EnergeticX must perform certain activities relating to commercialization of the technology (the “ Required EnergeticX Activities ”). The disinterested director of the Corporation has approved Mark Russell to be engaged in the Required EnergeticX Activities, which may limit the amount of time he devotes to the Corporation.

Changes to the global technology environment may negatively impact our business and our profitability.

Our products and services are intended to make conventional drilling faster and more cost effective. We expect the industry and market to continue to change significantly in the future. Demand for oil, gas, and mineral products and the cost of those products may cause the customers that we target to reduce the demand for our products and services or the price they are willing to pay for our products and services.

New, well-funded competitors are entering market, which may adversely affect our business.

Technology solutions and theories applicable to drilling, tunneling, mining and hypervelocity travel have recently seen increased media coverage. For instance, the Boring Company, which is owned by billionaire Elon Musk, has engaged in significant advertising efforts and may achieve commercial success. Elon Musk is a successful entrepreneur with a history of disrupting the online payment, automobile, and space launch markets. Future competitive technologies developed by The Boring Company and other companies such as Boeing or Lockheed could seriously harm our business and have a material adverse effect on our business, results of operations, and financial conditions.

We may face intense competition in our industry from companies with a more established reputation and greater financial resources than us.

The oilfield services industry as well as the other industries in which we compete or plan to compete are highly competitive, and most of our potential competitors have greater financial resources than we do. Many of our potential competitors have been in business for many years and have well-established business contacts with companies that may be target customers of HyperSciences. Competitors may enter markets served or proposed to be served by us, and we may not be able to compete successfully against such companies or have adequate funds to compete effectively.

Risks generally associated with our technology may adversely affect our business and results of operations.

Our products could experience future system failures and degradations. We may not be able to prevent an extended system failure due to a variety of events, including, but not limited to, human error; subsystem, component, or software failure; a power or telecommunications failure; an earthquake, fire, or other natural disaster or other act of God; hacker attacks or other intentional acts of vandalism; or acts of war.  Any technology or communications system failure that interrupts our operations could seriously harm our business and have a material adverse effect on our business, results of operations, and financial condition.

HyperSciences’ technology and business plans involve safety risks.

Firing projectiles at such high velocities to break rocks involves a significant potential risk to the safety of humans and property. In the event of a system malfunction, or even in the course of the normal use of a ram accelerator, catastrophic events are possible. Therefore, risk of significant liability for HyperSciences is possible. In order to protect against such potential liability, HyperSciences has processes and safety systems engineered into its designs and also will likely continue to purchase liability insurance, which is and could be continually costly to the Company or may not be available. Insufficient insurance coverage or major catastrophic events could expose the Company to enough liability to negatively affect the Company’s business operations or could possibly render the Company insolvent.

We are currently dependent on a few key personnel.

Our success depends, to a large degree, on our ability to retain the services of our executive management team, whose industry knowledge and leadership would be difficult to replace.  While members of our executive management team are stockholders of the Corporation (in the case of Mark and Charles Russell, through EnergeticX), and thus have an incentive to help the Corporation succeed. We cannot legally require any of these individuals to continue working for us and cannot assure investors that we will continue to enjoy the benefit of their services.

We might not be able to execute on our business model if we were to lose the services of any of our key personnel.  If any of these individuals were to leave the Corporation unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successor develops the necessary training and experience.  Competition for hiring engineers, sales and marketing personnel and other qualified personnel may result in a shortfall in recruiting and competition for qualified individuals could require us to pay higher salaries, which could result in higher labor costs.  If we are unable to recruit and retain a sufficient number of qualified individuals, or if the individuals we employ do not meet our standards and expectations, we may not be able to successfully execute on our business strategy and our operations and revenues could be adversely affected.

We have not commissioned a formal market study to assess the demand for our products and services.

We have not requisitioned a formal marketing study by an independent marketing organization to evaluate the demand for our anticipated products and services.  Our assessment of the demand for our anticipated products is based on the experience of our executives, discussions with potential customers and our general knowledge of the marketplace.  Our assessment may not be accurate and there may not be sufficient demand for our anticipated products and services.

The Company has not obtained an independent valuation; the Company’s Board has granted stock options based on the Board’s determination of fair market value.

We have not obtained an independent valuation of the Company and did not use the results of an independent valuation in determining the price of this Offering. Therefore, it is possible the price per share of Series A Preferred Stock is above, equal to, or below fair market value. The Company’s Board has previously granted stock and stock options pursuant to its 2015 Equity Incentive Plan without obtaining an independent valuation, with the most recent grant of stock occurring on February 28, 2018, at a Board-determined fair market value price of $.025 per share.

Some investors have more rights than others.

Investors who invest less than $50,000 in the Company will be required to sign the Investor Proxy Agreement, which will grant an irrevocable proxy to SI Securities, LLC to vote their shares of Series A Preferred Stock and any shares of Common Stock they receive if the shares of Series A Preferred Stock are converted at a later date. Furthermore, transferees of the investors party to the agreement are obligated to also become parties to the agreement. Investors who invest more than $50,000 will not be required to sign the Investor Proxy Agreement. For more information regarding the agreement, see the “Investor Proxy Agreement” section at page 51.

Holders of shares of our Series A Preferred Stock must vote their shares to approve of certain future events, including our sale.

Holders of our Preferred Stock, including holders of Series A Preferred Stock, and certain key holders of our Common Stock, will be subject to a drag-along provision related to the sale of the Company.  In the event the Company’s Board and the holders of a majority of the Company’s voting stock vote in favor of a sale of the Company, and you do not approve the sale, the President of our Company will have the power to vote your shares (including shares held by proxy by SI Securities, LLC) see “Securities Being Offered – Series A Preferred Stock – Voting Rights” below.  Specifically, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

We have broad discretion in the use of the net proceeds from this Offering and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds that we will receive from this Offering. Our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could have a material adverse effect on our business or delay the development or commercialization of our product candidates. Pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

We may need to raise additional capital through private equity or debt in the near future.  If we were to raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of our then-existing stockholders.  For example, in order to raise equity financing, we may decide to sell additional shares of stock in the Corporation at a discount to the current price of the Shares.  We might not be able to raise additional capital on terms favorable to us, or at all.  If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our operations, pursue growth opportunities or respond to competitive pressures.  Such inability could have a material adverse effect on our business, results of operations and financial condition.

Absence of public market.

There is no formal public market for the Shares and no such market can be expected to develop following completion of this Offering.  The Shares have not been registered under the Securities Act and may not be offered, sold, pledged or otherwise transferred except in accordance with all applicable securities laws and the terms of the investment documents pursuant to which the Shares are being offered.  Sales by Affiliates of the issuer, as that term is defined under the regulations of the Securities and Exchange Commission, are subject to additional restrictions, Purchasers of the Shares must be prepared to bear the economic risk of an investment for an indefinite period of time since the Shares cannot be sold unless they are subsequently registered or an exemption from registration is available.  The Corporation has no intention of registering the Shares in the short term.

Your ability to transfer your shares will be limited.

Your shares, regardless of whether you invest less than $50,000 or more than $50,000, will be subject to transfer requirements and restrictions, including a right of first refusal granted first to the Company and second to other investors, and a co-sale right granted to other investors, along with certain notice requirements. Prior to transferring shares to most third parties, the Company will have the right to purchase all or some of your shares that you intend to transfer. In the event the Company does not want to purchase all of the shares you wish to sell, then a secondary refusal right is granted to all other investors to purchase their pro rata share of the offered securities. Further, all investors shall have the right to participate pro rata in a proposed transfer to most third parties. Finally, all sellers will be subjected to certain transfer restrictions, including a requirement to provide notice to the Company prior to the sale to transferees and a “Market Stand-off” agreement in the event of a proposed public offering. See the discussion of “Restrictions on Transfer” within the “Securities Being Offered” section of this Offering Statement. These requirements may delay or limit your ability to transfer your shares and delay or limit the ability of the third-party transferee to transfer their shares in the future, or require you and third party transferees to incur additional costs to effectuate a share transfer. Further, transferees will be required to sign onto the same agreements as the original investors (including the Investor Proxy Agreement if the original investor invested less than $50,000) and will also be subject to the restrictions in those agreements. Accordingly, the market price for our Series A Preferred Stock could be adversely affected.

There is no certainty that you will receive a return of or on your investment.

The Corporation may be unsuccessful at developing its products and services and generating revenue with its current business model.  If the Corporation is not successful at implementing its business model, purchasers of the Shares will not realize a return of or on their investment.  As a result of the uncertainty and risks associated with the Corporation's operations, investors may lose their entire investment in the Shares.

Voting Control is in the hands of a few large stockholders.

Voting control is concentrated in the hands of a small number of shareholders. Even if the shares were not subject to the proxy discussed above, you would not be able to influence our policies or any other corporate matter, including the election of directors, changes to our Company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Some of the larger stockholders include, or have the right to designate, executive officers and directors of our Board. These few people and entities make all major decisions regarding the Company. As a minority shareholder and a signatory to the Investor Proxy Agreement, you will not have a say in these decisions.

The Russell family exercises majority control over the Board of Directors.

There are three directors of the Company, Mark Russell, Charles Russell, and Mike McSherry. Mark Russell and Charles Russell are brothers and exercise majority control over decisions made by the Board of Directors.

Forum Selection clauses may lead to inconvenience or cost to you.

The stock purchase agreement and other investor agreements have forum selection provisions and the agreements contain arbitration provisions, these provisions require disputes be resolved either in arbitration in Spokane, Washington, or federal court located in Spokane County, Washington, regardless of convenience or cost to you, the investor.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. Occasionally, strategic partners are also interested in investing at an early stage. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders, early employees, or investors from prior financings, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

In addition to dilution that is expected with any early-stage company, for HyperSciences, the University of Washington has anti-dilution rights pursuant to the UW License Agreement such that it will be issued additional shares of common stock in HyperSciences so that the University of Washington’s share ownership equals one- half of a percent (0.5%) of the total number of shares of HyperSciences outstanding, assuming the exercise or conversion of all securities convertible into shares, up to the point where $2,000,000 of new equity securities are issued by HyperSciences. $895,533.57 of convertible note investments have already been converted to common stock in the company, and there is currently only one convertible note that remains convertible to stock in HyperSciences in the amount of $36,170.55. This convertible note may convert into Series A Preferred Shares (at either 85% or 80% of the price per share of this Offering, based on the amount of time needed to close this Offering). Therefore, the number of shares issued at the time of closing the first $1,093,295.88 in this Offering will determine the additional amount of common shares UW is awarded pursuant to their anti-dilution rights. If the convertible note converts to Series A Preferred Stock at 85% of the Offering price, UW will obtain an additional 4,527 (for a total of 29,527 shares of common stock owned by UW), and if the convertible note converts to Series A Preferred Stock at 80% of the Offering price, UW will obtain an additional 4,530 (for a total of 29,530 shares of common stock owned by UW).

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options and warrants, and assuming that the shares are sold at $3.84 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

Dates Issued	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Original Common Shares Issuance	2014 - Present	4,300,000	-	4,300,000	$ 0.0071429
Common Stock Issued From 2/28/18 Note Conversion	2018	682,727	-	682,727	$ 1.275
*Common Stock Purchase by Operations Advisor 2/28/18 – From 2015 Plan	2018	330,000	-	330,000	$ 0.025
Common Stock from Option Exercise – Hossam Elbadawy – From 2015 Plan	2018	85,000
Outstanding Stock Options (net of forfeitures to date)	2017 - Present	-	185,750	281,167	$ 0.025
Warrant to Lee & Hayes, PLLC	2018	-	21,461	21,461	$ 3.84

Total Common Share Equivalents		5,312,727	207,211	5,519,938	$ 0.180527

Investors in this Offering, assuming $10 million raised		2,604,166		2,604,166	$ 3.84

Total after inclusion of this Offering		7,916,893	207,211	8,124,104

*Subject to repurchase rights according to applicable restricted stock purchase agreement.

(1)

Assumes conversion at exercise price of all outstanding warrants and options.

(2)

The $3.84 price per share for this Offering takes into account the full Equity Incentive Pool of 1,500,000 under the 2015 Equity Incentive Plan, as amended, even though the equivalent of only 611,167 common shares are currently outstanding.

(3)

$2,500,000 of the 2015-2017 Convertible Notes (plus accrued interest) remain outstanding but are neither convertible nor in default as of the date of this Offering Circular. These notes continue to accrue interest at 8% and may be declared due and payable by the note holders holding more than 50% of the aggregate outstanding principal amount of the notes, including The W Fund (the “Majority Investors”) at their sole discretion. The Company has entered a side letter agreement with the Majority Investors in those convertible notes, wherein the holders agree not to declare the notes due and payable by the Company for so long as the Company is actively pursuing or marketing this Offering with SI Securities, LLC. See Exhibit 6.9 “Convertible Note Side Letter Agreement”. It remains possible that the Company will reach an agreement with the Majority Investors in those Convertible Notes to convert the outstanding notes into Series A Preferred Stock at a mutually agreeable discount rate, in which case the investors in this Offering would be further diluted. See Note 4 to both the “Interim Financial Statements” and “Financial Statements” Section of this Offering Circular.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the Company. The investor’s stake in a Company could be diluted due to the Company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the Company’s employees or marketing partners. In other words, when the Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. You will own a smaller piece of a larger Company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or an angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the Company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the Company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

The type of dilution that hurts early-stage investors most occurs when the Company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

—

In June 2017 Jane invests $20,000 for shares that represent 2% of a Company valued at $1 million.

—

In December, the Company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the Company but her stake is worth $200,000.

—

In June 2018, the Company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the "down round"). Jane now owns only 0.89% of the Company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a "discount" to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a "price cap" on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a "down round" the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the Company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS TO ISSUER

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses and commissions will be approximately $9,185,000, depending on the final commission paid to SI Securities, LLC. HyperSciences plans to use these proceeds as follows:

Planned Uses (Fully Subscribed)

In the event this Offering is fully subscribed, HyperSciences intends to use the proceeds as follows. Please see “Plan of Operations” section in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

-

Approximately $2,300,000 (25.04% of net proceeds) to manufacture an inventory of up to twenty robotic HyperCore™ units for revenue-producing leasing activities.

-

Approximately $1,400,000 (15.24% of net proceeds) to perform key joint industry testing of HyperDrill™ and HTBM™.

-

Approximately $2,500,000 (27.22% of net proceeds) to develop and test HyperSciences technology in relation to hypersonic launch of payloads for communication, Earth observation, and hypersonic propulsion testing markets.

Residual Uses (Fully Subscribed)

Approximately $2,300,000 (25.04% of net proceeds) will be allocated, at the discretion of the Company, for the following purposes:

-

Payment of officers of HyperSciences and expansion of the HyperSciences team, in order to achieve shareholder milestones. This includes a total estimated head count of 17 personnel and the associated supported equipment.

-

Key research and development for other applications of our patented hypersonic technology, such as HyperDrone™.

-

Production of demo equipment ready to deploy with minimal lead time.

-

Marketing efforts to inform potential clients of our technology and various applications

-

Expanding outreach efforts to potential customers by trade shows, demo days, and sales meetings.

-

Application into government grants, and industry partnership programs (ARPA-E, Department of Energy, Department of Defense, etc).

Approximately $125,000 (1.36% of net proceeds) for payment of debt, as outlined below.

The remaining amount of the net proceeds (approximately $562,150,000 or 6.12% of net proceeds), will be deployed as unrestricted working capital.

Planned Uses (If Minimum Subscription)

In the event this Offering is only closes with the minimum subscription of $2,500,000 (resulting in $2,247,500 in net proceeds to the Company), HyperSciences intends to use the proceeds as follows:

-

Approximately $120,000 (5.34% of net proceeds) to manufacture one robotic HyperCore™ unit for testing and revenue-producing leasing activities.

-

Approximately $540,000 (24.03% of net proceeds) to continue development and demonstration of the HyperCore™, a fully automated single stage robotic ram accelerator utilizing hypersonic velocity. We will first test our fully automated 100mm variant of HyperCore™.

-

Approximately $350,000 (15.57% of net proceeds) to allocate between development and demonstration of the HyperDrill™ and HTBM™.

-

Approximately $250,000 (11.12% of net proceeds) to perform key joint industry testing in order to market HyperSciences technology.

-

Approximately $600,000 (26.70% of net proceeds) to payment of officers of HyperSciences and expansion of the HyperSciences team.

Approximately $122,850 (5.47% of net proceeds) for payment of debt, as outlined below.

The remaining amount of the net proceeds (approximately $264,650 or 11.78% of net proceeds for the minimum subscription), will be deployed as unrestricted working capital.

The Company may close the offering without receiving sufficient funds for all planned and residual uses set out above. If the net proceeds to the Company from the offering are insufficient to support all planned and residual uses outlined above, the Company will reduce the number of hires to account for only key personnel, reduce the planned market outreach, and reduce the research to only our two available products (HyperCore™ and HyperDrill™).

The Company, in its sole discretion, may choose to repay the following outstanding debts owed to third parties:

—

Hossam Elbadawy Unpaid Contract Compensation – Invoice Updated 3/4/2018: $22,850.00.

—

Other Accounts Payable : Approximately $100,000

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company and nothing in the foregoing limits or otherwise restricts the Company’s actual use of proceeds.

DESCRIPTION OF BUSINESS

Corporation History and Background

EnergeticX.net, LLC, a Washington limited liability Company (“ EnergeticX ”), was formed on February 2, 2010, for the purpose of developing and commercializing technologies relating to the Ram Accelerator (RAMAC), which we believe to be the world’s fastest projectile technology.  The RAMAC, first invented and tested at the University of Washington, has been demonstrated with industrial gases (natural gas, air, etc.) propelling low-cost concrete, plastic and metallic projectiles up to hypervelocity speeds (2.5+km/s or greater than 6000 mph) and is theoretically capable of firing past 8 km/s (approximately 18,000 mph).

HyperSciences was formed to focus on non-spaceflight applications (i.e. below 100km Mean Sea Level (MSL) of Earth – also known as the Von Karman Line) of the RAMAC technology, and Pipeline2Space, Inc., a Nevada corporation that is majority-owned by EnergeticX, is an entity that focuses on spaceflight applications (at or above 100km MSL) of the RAMAC technology.

EnergeticX is owned by Mark Russell (CEO/Founder/Director of HyperSciences), Charles Russell (VP/Director of HyperSciences), and Mary K. and Robert L. Russell (parents of Mark and Charles Russell). EnergeticX is the majority stockholder of HyperSciences, Inc. See information below regarding EnergeticX license agreements with HyperSciences at page 25.

Since its formation, HyperSciences has been partially funded for the development and testing of the HyperDrill™ through a non-equity, sponsored research contract with the Shell GameChanger™ Program. HyperSciences has also accepted $2,840,000 in convertible note funding from angel investors from 2015 through the date of this Offering Circular, and has accepted other loans as described in the “Use of Proceeds to Issuer” Section above.

Technology

HyperSciences is channeling its patented and patent-pending commercial repetitive hypervelocity rock impact and robotic automation technologies toward some of the most challenging problems in energy, transportation, materials production, and flight. HyperSciences’ HyperCore™ technology uses low-cost chemical energy to accelerate projectiles to very high velocities, allowing projectiles to break and pulverize hard rock very efficiently under a wide range of conditions. HyperSciences is commercializing its robotic HyperCore™ tools for HyperDrill™ and Hyper Tunneling Boring and Mining system (HTBM™), using continuous hypervelocity repetitive projectile impacts downhole for energy drilling and a high-speed replacement for drill and blast mining and rotary tunneling.

Figure : HyperCore™ During Testing

Along with system integration expertise, HyperSciences excels in two technical areas: Hypersonic propulsion Driver technology (RAMAC accelerators) and the Driven projectile encapsulation and hydro-elastic hypervelocity impact modeling technology. HyperSciences’ fundamentally superior approach to rock breaking uses the power of V2 through repetitive short-duration impacts with hyper-velocity, erodible projectiles (Mach 4-6 or 3500-4500 mph) impacting with dynamic pressure that is 10-100X greater than the compressive strength of the hardest rock, efficiently breaking and pulverizing rock faster and at lower cost than best-in-class rotary cutting or drill and blast technologies. 3

Figure : Mach 6, Projectile Impact Sequence

HyperSciences’ RAMAC accelerator units combine simple, low-cost, available industrial propellants (Natural Gas / Diesel and air, etc.) in its proprietary propulsion hypersonic driver systems. Along with advanced computational fluid dynamics modeling, HyperSciences has validated its low-cost projectile impact material science (concrete, granite, etc.) in pressurized tests as well as underground field tests.  This focused energy produces short duration dynamic pressure pulses to break and pulverize the rock. We believe this approach is much faster, safer, and at lower cost than rotational methods of drilling and eliminates blasting.

With an exclusive license (below 100km mean sea level) on foundational ram accelerator technology, called Baffle Tube Ram Accelerator (BTRA), from the University of Washington and several patent assets (issued and pending applications), HyperSciences is uniquely positioned to commercialize its HyperCore™ technology.

HyperDrill™  –  One of HyperSciences’ core products is HyperDrill™, a patented steerable repetitive impact downhole tool that is a substantial enhancement to, yet compatible with, existing drilling systems. This plug and play approach reduces the time, cost and adoption friction for existing operators and service providers using well-established practices.  HyperDrill™ offers 3-10X ROP (Rate of Penetration) drilling improvements over best in-class conventional rotary drilling in oil and gas and geothermal wells. Confirmed by third-party testing, HyperSciences saves over 50% in drilling rig days and can net savings to the operator of over $1.5M per well in traditional environments and $4-$7M per well in hard rock offshore environments, as well as improve IRR and NPV with very rapid access to resources.

___________________

3  Objects in motion have kinetic energy. Kinetic energy is typically represented by the formula ½mv2 where “m” is the mass of the projectile and “v” is the velocity of the projectile. The power of “V2” described above refers to the exponential increase in kinetic energy as the velocity of a projectile increases linearly.

Figure : HyperDrill™

This paradigm shift in energy access and safer, faster mining and tunneling is made possible through our HyperCore™ technology. It provides low cost, extremely fast robotic/remote underground repetitive hypervelocity projectiles shot from our tubular ram accelerator-based HyperCore™ unit to speeds up to 2km/s (4500 mph) using simple industrial gases (Diesel/Methane/Air) as chemical propellants to achieve repetitive impacts every few seconds.  HyperDrill™ performance is designed to allow low-cost access to deep energy, including both conventional oil and gas plays AND “Energy Anywhere™” deep EGS (Engineered Geothermal System) power generation.

HTBM™ – The HTBM™ system provides a compact, underground rock breaking solution for the mining and tunneling industries, with high energy deposition. Testing and analysis indicate up to thirty-five percent (35%) lower cost and up to 3-10x faster than conventional drill and blast methods. The HTBM™ provides remote control of tunneling/mining operations and eliminates the need for explosives, which we anticipate will increase worker safety and performance. This methodology was proven in Project REAM in the 1970s through government funding using conventional munitions. Among other advantages, HyperCore™ solves the cost problem associated with using conventional gun technologies and expensive, unsafe explosives to fire projectiles.

Figure : Rendering of HTBM™ System

Near Surface Rock Breaking – HyperCore™ technology provides the capability of dramatically reducing the cost and increasing the speed of near surface rock breaking. For example, our approach can decrease the cost to excavate a foundation hole (1m x 10m) for an electrical transmission tower by over 30%, and 5-10x faster than traditional drilling and blasting, based on testing by HyperSciences and testing at third party facilities (SWRI). Our technology also has applications for constructing foundations and large-scale rock removal. We refer to this near-surface rock breaking as HyperBreaker™ for tunneling, mining, foundations, and pile driving use-cases.

Energy Anywhere™ Geothermal – HyperDrill™ technology, coupled with the HyperScience’s patent-pending, scalable direct thermoelectrical power generation plant technologies, is designed to create a cost-effective total solution for baseload power operation that we believe will be superior to solar, winds and competitive with gas-turbine electric generation. HyperSciences, in one of its business segments, is developing a vertically integrated independent baseload power system with initial market focus on delivering turn-key power solutions for discrete mid to large scale energy (3MW to 300+ MW) users through development and deployment of its core technologies: HyperDrill™ and scalable geothermal electric plants.

Figure : TEG™

Research and Development Expenditures

During the two years ended December 31, 2016 and 2015, the Company had $354,890 and $371,563 in research and development expense, respectively.  For the six months ended June 30, 2017 and 2016, the Company had $91,662 and $232,814 in research and development expense, respectively.

Intellectual Property

HyperSciences has an exclusive license to certain “baffle-tube ram accelerator (BTRA) technology” and related patent assets pursuant to that certain Exclusive Patent License Agreement between HyperSciences and University of Washington dated March 13, 2015 (the “UW License”). Such exclusive rights are only for use of the technology below 100km Mean Sea Level (MSL) of Earth.

UW Licensed Patent Assets (as of the date of this Offering Circular)

Title	Jurisdiction	App. or Pub. No.
Baffled-tube ram accelerator	United States	15/517,942
Baffled-tube ram accelerator	Australia	2015330900
Baffled-tube ram accelerator	Canada	2964109
Baffled-tube ram accelerator	China	201580062939.3
Baffled-tube ram accelerator	Europe	15849327.0
Baffled-tube ram accelerator	India	201717013251
Baffled-tube ram accelerator	Japan	2017-518878
Baffled-tube ram accelerator	Russia	2017115763

HyperSciences also has three issued patents in the United States and numerous pending applications covering its various technologies.

Issued Patents

Title	Jurisdiction	Patent Number
Ram Accelerator System	United States	9,500,419
Ram Accelerator System with Endcap	United States	9,458,670
Core Sample Preparation, Analysis, and Virtual Presentation	United States	8,538,697

Pending Patent Applications (Status as of March 5, 2018)

Title	Jurisdiction	App. or Pub. No.
Augmented Drilling System	PCT/US	PCT/US2017/050736
Augmented Drilling System	United States	15/698,549
Projectile Drilling System	PCT/US	PCT/US2016/060129
Projectile Drilling System	United States	15/340,753
Projectile Drilling System	United States	62/542,721
Projectile Tunneling System	United States	62/502,863
Ram Accelerator System	Canada	2,937,145
Ram Accelerator System	China	201480016227.3
Ram Accelerator System	Europe	14770528.9
Ram Accelerator System	Hong Kong	16107344.0
Ram Accelerator System	India	8023/DELNP/2015
Ram Accelerator System	PCT/US	PCT/US2014/012317
Ram Accelerator System	United States	15/292,011
Ram Accelerator System with Baffles	Europe	16783882.0
Ram Accelerator System with Baffles	PCT/US	PCT/US2016/028704
Ram Accelerator System with Baffles	US	15/135,452
Ram Accelerator System with Endcap	Europe	15791990.3
Ram Accelerator System with Endcap	Hong Kong	17107855.0
Ram Accelerator System with Endcap	PCT/US	PCT/US2015/030320
Ram Accelerator System with Endcap	China	2015800272507
Ram Accelerator with Endcap # 2	United States	15/246,414
Ram Accelerator System with Rail Tube	Europe	15852455.3
Ram Accelerator System with Rail Tube	PCT/US	PCT/US2015/056947
*Ram Accelerator System with Rail Tube	United States	14/919,657 (Allowed)
*Ram Accelerator System with Rail Tube	China	201480016227.3 (Allowed)
System for Acoustic Navigation of Boreholes	United States	15/871,824
System for Acoustic Navigation of Boreholes	United States	PCT/US18/13833
System for Generating a Hole Using Projectiles	PCT/US	PCT/US2016/061660
System for Generating a Hole Using Projectiles	United States	15/348,796
System for Generating Geothermal Energy	United States	62/447,350
Systems for Thermal Generation of Energy	United States	62/450,529

*These two applications have been allowed and will issue with new patent number when applicable fees are paid.

Exclusive Patent Licenses

EnergeticX License Agreements

HyperSciences has entered into two license agreements with EnergeticX in connection with the original formation of HyperSciences and the arrangement to allow HyperSciences to exploit ram accelerator technology below 100km MSL and EnergeticX (and its subsidiary Pipeline2Space, Inc.) to exploit ram accelerator technology at or above 100km MSL, which are included as Exhibit 6.7 and Exhibit 6.8 to the Offering Statement of which this Offering Circular is a part.  The first license agreement between the two parties is an Exclusive Royalty Free Patent License Agreement for “Ram Accelerator Technology”, dated May 19, 2015, which grants to EnergeticX an exclusive, non-transferable, royalty-free license to certain patent assets owned by HyperSciences relating to ram accelerator technology, but only for fields of use above 100km MSL. The second license agreement between the two parties is a Non-Exclusive Patent License Agreement for “Ram Accelerator Technology”, dated May 19, 2015, which grants to EnergeticX a “springing”, non- exclusive, non-transferable, royalty-bearing license to use certain patent assets owned by HyperSciences relating to ram accelerator technology below 100km MSL. However, this non-exclusive license only becomes effective if one of the following occurs: (1) there is a Change in Control of HyperSciences; or (2) Mark Russell is, without cause, terminated as an employee of HyperSciences or removed from HyperSciences’ board of directors. Each above-referenced license agreement is available for review and provided in the Company’s due diligence materials.

Shell Oil Agreement

In connection with the Corporation’s involvement in the Shell GameChangers™ Program, the Corporation entered into a Cooperative Research Agreement with Shell dated October 24, 2014, and most recently amended on June 27, 2016 (collectively the “ Shell Oil Agreement ”). In exchange for Shell’s non-equity funding, Shell receives the following benefits: (i) a first right to order products incorporating HyperDrill™ technology for a period of two (2) years from the commercial availability of such products, (ii) most favored customer pricing, (iii) continuity of supply requirements, subject to a “commercially reasonable” standard, but in the event HyperSciences is unwilling or unable to supply “Products” upon commercially reasonable terms and timing, Shell and its Affiliates have a springing license, under HyperSciences’ Intellectual Property Rights, to make and supply, or have made and supplied by a third party, the “Products” until such time as HyperSciences is able to fulfill “Products” requests by Shell and its Affiliates; and (iv) an annual “licensing fee”, based on revenue received by HyperSciences, on commercially reasonable terms and conditions to be negotiated, but not to exceed three times (3x) the amount received by HyperSciences from Shell under the Shell Oil Agreement.

Trademarks

HyperSciences currently has no registered trademarks, but claims common-law rights in several marks including HyperSciences™ and all other marks designated with a “TM” symbol in this Offering Circular.

Market

The HyperCore™ technology has opportunities in a multitude of industrial sectors, from oil and gas and geothermal drilling to construction site development and tunneling, mine drill and blast replacement as well as hypersonic atmospheric flight (e.g. drone flight and scramjet propulsion testing).

The potential impact of HyperSciences’ technology in the energy drilling industry is dramatic. We believe HyperDrill™ technology alone could provide up to a $15.5 billion-dollar value over a 10 year period to the oil and gas industry, with revenue in the hundreds of millions of dollars. HyperDrill™ technology could potentially save oil and gas mining operators up to a net of $1 million to $4 million per well, reducing time to resource and potentially opening resources thought uneconomical or unreachable with current technology.

In the mining industry, higher grade gold and silver deposits need to be mined rapidly during periods of higher commodity prices. Targeting deeper, lower-grade ore bodies requires more efficient techniques to control costs and maximize payback. Drilling, blasting, and hauling away broken rock is a low-cost but time-consuming process. These discrete serial processes can account for over 55% of underground mining time. Typical advance rates are only 10-20 feet per round (<100 ft/day), driving high the costs to reach deep ore bodies. Additionally, mine operators want to eliminate explosives and move to remote, more-continuous operations for purposes of safety and efficiency. Further, these improvements may enable operators to selectively pursue speculative metals and then await favorable pricing before extraction.

In the transportation context, Tunnel Boring Machines (TBMs) are designed and constructed for specific geological conditions with limited flexibility. About 25% of the world’s largest infrastructure projects include significant underground elements, according to the “Top 100 Infrastructure Report 2014” by KPMG.  That number is expected to grow. Traditional tunneling machines are huge capital expenditures, costing tens to hundreds of millions of dollars and have limited maneuverability once deployed. For instance, the “Big Bertha” TBM was stuck on a transportation job in Seattle and sat for over 2 years waiting for repair.

HyperSciences has begun to execute on its long-term vision of developing turn-key micro-grid deep geothermal “Energy Anyway” multi-megawatt power systems. Enabled by HyperDrill™, low-cost, deep drilling of 5-10km deep wells and coupled with HyperSciences’ novel scalable silicon-based Thermo-Electric Generator (TEG) plant design, we anticipate that HyperSciences will be able to deliver power systems at $3-5 million per Megawatt of potential generation installed, offering as little as $.05-$07/kw-hour anywhere, based on earth’s average uniform thermal gradient (25 Deg C/km). This provides 24/7 baseload power at microgrid-level to server farms, rural power companies, mining, heavy oil and municipal power users with a new future in non-carbon energy.

Competitive Landscape

Mining Equipment Manufacturing and Services competition

HSI is introducing a new and disruptive technology into a market space where several large competitors hold the greatest market share in construction equipment manufacturing and services. The threat of new entrants to these equipment giants is low because of the numerous barriers to market entry. HSI technologies for drilling and blasting will bring innovation and competition to a market where a relatively few large competitors currently have significant market share and there is still room for emerging competition through new innovation that can drive dramatic production efficiencies.

Performance Comparison:

Tunneling Challenges

Tunnel boring machines (TBMs) are designed and constructed for specific geologic conditions, with limited flexibility.  They cost hundreds of millions of dollars and have limited maneuverability once deployed.  As a result, they are often buried in place once the project has been completed.

Traditional tunneling machines are huge capital expenditures costing hundreds of millions of dollars and have limited maneuverability once deployed. Big Bertha in Seattle got stuck and sat for over 2 years waiting for repair. Tunnel Boring Machines (TBMs) are designed and constructed for specific geologic conditions with limited flexibility.  †“Top 100 Infrastructure Report 2014”, KPMG

The Hyper Tunnel Boring and Mining system (HTBM) is a continuous tunneling and mining process that uses hypervelocity projectiles to break rock and perform tunneling and mining operations at over 5X the rate of penetration of conventional Drill and Blast techniques in hard rock.  For a representative 7m x 10m (33 x 23 ft section), the chart below compares best in class rotary tunnel boring machine at a maximum of 20 m/day and drill and blast at 9 meters per day vs. HyperSciences capability of nearly 6X the ROP (Rate of penetration) of Drill and blast and over 2X over conventional rotary TBMs.  Another two features of the HTBM system are (1) the ability to create non-circular geometries (Arched/vaulted ceilings with flat floors, eliminating a significant of wasted rock moved in transportation project that use rotary TBMs, and (2) the ability to be a true modular system that is more agile and can fit into smaller areas compared to conventional equipment, which allows it to be extracted easier than conventional equipment upon completion of a tunnel fully recovering the machine and capital cost for re-use (albeit HTBMs are much lower cost than traditional TBMs).

Companies such as Caterpillar, Atlas Copco, Komatsu, and others have underground continuous rotary mining machines or offer conventional drilling and mucking systems for drill and blast.  With Atlas Copco publishing a study demonstrating that mining productivity for drilling and blasting has actually declined rather than improved over the past decades due to additional time for safety as well decreased worker productivity.

Tunnel Boring Machines are very high capital equipment expenses. They require months to years of pre-planning, large assembly of systems. New entrants to the tunneling business, such as Elon Musk’s The Boring Company, are claiming 4 x improvement (TED Talk - https://youtu.be/zIwLWfaAg-8) simply by decreasing the diameter of the proposed tunnel x 2 (decreasing area by a factor of 4) as an entry point and then increasing time on with more automation and higher power. This will of course decrease the size of the TBM required, but limits the scalability of the projects.

HyperCore™ does not have this inherent limitation for scaling, as it is a matter of adding another barrel to substantially increase the rate of penetration.

Civil Construction

Construction of medium (1m [3 ft]) to much larger (2-10 meter) diameter holes for the construction industry is completed by mechanized rotational equipment such as a Kelly rotary system with specialized rock bit that grind away for hours and days on heard and variable rock conditions.

Faster equipment, such as air-powered cluster hammers, are used on hard rock areas with reasonable effectiveness, but at much high operating and capital equipment costs.

Hypercore-100™

Savings: 30%-150% Opex & 2-8 X faster

HyperCore-100™
175 shots
2.5 hours
$2500 direct cost

$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
HyperCore-100™
$6,250
2.5 hours
$8,800
18 hours
$15,000
4+ hours
HyperBreaker
DH40 LoDrill & Center Rock LP Drill*
Cluster Hammer on SR55*

	HyperBreaker	DH40 LoDrill & Center Rock LP Drill*	Cluster Hammer on SR55*
Opex:	$625/yd	$880/yd	$1500/yd
CapEx:	Low	$250k	$400k+

Unit Hole: 3 ft diameter x 30 ft deep

The chart above compares the estimated HyperCore™ vertical hole-making system cost and performance against best in class rotary and air cluster drilling systems against a unit hole diameter of 1meter (3 ft) x 10meters (33 ft) deep.  The system cost and time scales generally with the area of the hole.  However, again the HyperCore system can generally scale its performance by adding additional HyperCore™ barrels to the job.

Construction Equipment Competition

Demand is driven by new infrastructure growth highly dependent on construction spending. The profitability of individual companies depends on efficient manufacturing operations, since customers are very sensitive to price. Because of the large capital investment required to produce heavy construction machinery, this segment of the market is served mainly by the large manufacturers. Smaller companies can compete effectively by producing equipment that has specialized applications, or that is relatively simple to make. The US construction machinery manufacturing industry is highly concentrated: the top 50 companies generate about 90% of industry revenue.

HSI will be positioned to break into this competitive market space with other, smaller equipment manufacturing and service suppliers with HyperCore and HyperBreaker by working with key manufacturers and equipment integrators to support integration of HSI’s technologies with existing chassis that currently perform well under sub-surface tunneling conditions.

Oil and Gas Equipment Market Landscape

The current World Market for oil and gas equipment is estimated at $139B, of which approx. $19B is the U.S. Market. The global oil and gas field equipment and services market is forecast to grow about 6% per year between 2015 and 2020, according to Lucintel market reports (http://www.lucintel.com). Leading demand drivers include production from shale gas reserves in the US and China and increased drilling and exploration activities in the Middle East and Africa.

Demand for equipment has been hurt by recent declines in oil prices. Pockets of weakness in the global economy, more stringent fuel efficiency regulations, and competition from renewables have reduced overall demand for oil. Meanwhile rich new reserves, particularly shale deposits, have created an abundance of supply. Reduced demand for oil combined with new sources of supply created a glut that resulted in a rapid decline in oil prices. As prices fell, so did rig counts. Between 2014 and 2015, average annual global rig counts declined 30%; North American rig counts fell by 45%.

The market for natural gas has been healthier. Global demand for natural gas is forecasted to rise 2.2% per year through 2019, according to the International Energy Agency (IEA). While industry experts expect natural gas to garner a rising share of the global energy market over the long term, in the short term natural gas production is likely to outpace consumption.

As wells get deeper and more complex, companies have increased R&D spending to develop more advanced products and improve existing ones. Some companies have increased R&D spending by as much as 40 percent in just the last few years. Increasingly harsh drilling conditions such as high pressures and temperatures, along with demand for complex horizontal drilling, are likely to continue to drive spending on R&D.

HyperSciences is in a unique position to provide a new innovative drilling technology at the point where the market is stabilizing and beginning an upward trend for growth, and companies are looking for new ways to accelerate access oil and gas production and address industry challenges noted in the following section.

Oil and Gas Challenges and HyperSciences Opportunity

Oil and gas extraction rates of penetration (“ROP”) achievable with conventional oil and gas wellbore drilling systems can be as low as 6 to 20 feet per hour.  With thousands of feet of hole needing to be drilled to reach hydrocarbon-bearing targets, this can translate into weeks of slow drilling, dramatically increasing a well operator’s finding and development costs.  Since over 100 of the world’s largest oil and gas fields are located in hard rock environments, a tremendous opportunity exists to develop alternative drilling technologies that can achieve significantly higher rates of penetration under such conditions.

By enabling rates of penetration up to 80 feet per hour in challenging geologic environments, HyperDrill™ can reduce the total drilling time and cost necessary to access resources that are presently considered high-cost or even uneconomic.  Evaluation of an onshore US resource play development well indicates HyperDrill™ can save 6 days of drilling time compared to current industry performance.  This translates to an estimated $100,000 in cost savings per well after the expected incremental investment in HyperDrill™ technology has been recovered.  With several thousand wells to be drilled in a single resource play, plus similar market potential in hard rock areas around the world, the total addressable market may exceed $10 billion.

Recent evaluation of the vertical shaft market in just North America indicated $15 billion is spent annually with at least 30% of this total attributed to hard rock component of the shafts. Because these projects cannot afford to bring in large equipment due to operating cost, mobilization, etc., it can take several weeks to complete a single large vertical shaft in hard rock using conventional methods. Recent analysis of a project by a large equipment manufacturer to the vertical shaft industry showed that HyperBreaker™ technology could complete in less than 1 day what took up to six days for conventional methods.  With potentially $5 billion in hard rock shaft advancement in just North America, the total addressable market in the hard rock shafts may exceed $500 million.

HyperSciences is conducting market studies on tunneling and underground mining to better understand the market opportunity that HyperBreaker™ provides.  Based on the size of the mining and tunneling industries, it is reasonable to expect that the total market is similar to oil and gas.  These two industries thus provide another $5 billion potential addressable market.

In the pursuit of new oil and gas reserves to replace aging legacy fields, oil and gas operators are faced with drilling deeper, into harder and higher-pressured formations.  At depth, the rate of penetration achieved by current systems decreases dramatically, often falling below ten feet per hour.  With wells frequently drilled to depths of more than 20,000 feet, using drilling rigs costing up to $500,000 per day, this leads to uneconomical development costs for some resources.

We project that our HyperDrill™ solution will maintain significantly more of its performance even at depth and high pressure. For pure HyperDrill™ applications (only HyperCore firing and no bit rotation), this should result in up to 10-times faster penetration compared to conventional rotary drilling systems and up to 3X ROP for augmented HyperDrill™ applications that use a combination of rotary and HyperDrill™ impact, simultaneously to guarantee hole diameter specifications as required in certain locations.

Rate of Penetration [ft/hr]
100
80
60
40
20
0
2000
4000
6000
8000
10000
12000
14000
16000
18000
20000
PURE HYPERDRILL™
Perf. Based on
Test data points
(shown)
Hyper-
Performance
Zone
AHD- Aug. HYPERDRILL™
3-10x ROP
Carthage Marble
Colton Sandstone
Mancos Shale
Conventional Drilling
TerraTek

Depth (ft) [Test-validated performance model with Indep. Energy Company]

Oil and Gas Equipment Manufacturing and Services Competitors

The current largest Oil and Gas competitors and their revenue by company are shown below:

Geothermal Drilling Market

HSI plans to enable low-cost, high-rate drilling in the extreme heat of deep geothermal wells, which are inaccessible with current technologies. The global market for geothermal power generation was nearly $13 billion in 2014 and is expected to reach $21 billion by 2020, increasing at a compound annual growth rate (CAGR) of 10 percent from 2015 to 2020.

New investments in clean energy exceeded $310B in 2014, and we expect it will continue to grow over the next decade. In 2015, the geothermal energy market outlook began trending up and received strong support globally as one of the cleanest, least environmentally disruptive, renewable energy sources.

During the Paris climate talks in December 2015, the Global Geothermal Alliance received commitment to geothermal development from many emerging nations. The United Nations and IRENA pledged a five-fold growth in the installed capacity for geothermal energy production, supporting the prediction that global geothermal capacity could reach 32 GW by the early 2030s if countries follow through on geothermal investment and development pledges.

In 2014, the U.S. government authorized up to $8B in funding and government-backed loans through the Frontier Observatory for Research in Geothermal Energy (FORGE - http://energy.gov/eere/forge/forge-home) to develop and test new research and drilling technologies for Enhanced Geothermal Systems (EGS - http://energy.gov/eere/geothermal/enhanced-geothermal-systems-0). Technology and capability advancement for drilling likely will evolve more quickly in response to U.S. and Global efforts, for geothermal exploration. New investments in Clean Energy exceeded $310B in 2014 and will continue to grow for the foreseeable future.

The U.S. government’s Sandia National Laboratories manage the U.S. Geothermal Technology Development Program and have been working with companies, like Atlas Copco, to develop innovations in drilling technologies for deep-geothermal resources under difficult environmental conditions. HSI believes its technology will be competitive because it eliminates complications associate with rotary drill bits by replacing bits with projectiles designed for instant disintegration on impact into drill cuttings.

HSI has a unique opportunity to take advantage of available government funding and capture investors newly interested in efficiently accessing clean energy to continue to develop HyperDrill’s capabilities for Geothermal drilling applications.

Geothermal Challenges and HyperSciences Opportunity

Geothermal resources are typically exploited using conventional petroleum or water well drilling techniques. However, the uniqueness of the geothermal resource often cause problems – problems that dramatically increase time and money spent on projects. For example, geothermal resources are often reached through hard rock, areas of high pressure and corrosive fluids, as well as high temperatures. HyperSciences’ unique RAMAC technology is designed to drive projectiles percussively through these tough environmental conditions to quickly and efficiently reach untapped geothermal resources, whether current petroleum and water well drilling techniques might be delayed or abandoned entirely.

HyperDrill™ • Deep/Hard Rock Energy Drilling

Previous Best
HyperDrill (All)
HyperDrill (Select)
Drilling Time [days]
0
2
4
6
8
10
12
14
16
Well Depth [feet]
1,000
3,000
5,000
7,000
9,000
11,000
13,000

Hard Rock Interval

Days Saved

HyperDrill™ will make hole **multiple times faster** than current best-in-class solutions.

This will make it profitable to extract resources from hard to drill formations.

Days Saved x High Rig Costs x Many Wells = **Significant Value**

Sources: Shell and SPE/IADC 139841 "A Systematic Approach to Performance Drilling in Hard Rock Environments" (2011)

New Technologies

Some notable competitors developing new technologies are FORO Energy, GA Drilling, and Particle Drilling Technologies. FORO Energy uses down-hole laser light to create thermal spallation to weaken or evaporate material. GA Drilling uses a plasma-based drilling technology. Particle Drilling Technologies uses abrasive jet impact drilling. These competitive technologies require substantial changes to the drilling process. HyperSciences’ systems are drop-in solutions that work immediately in the current ecosystem.

Competition in General Hypersonics and New Technologies.

There is renewed interest in terrestrial Hypersonic flight in industry and government.  Boeing and other major aerospace companies continue to develop the latest in hypersonic SCRAMJET airbreathing technology enabling a new class of flight vehicles for point to point flight, for example:  LA to Tokyo in 1-2 hours.

NASA and other government agencies have test flown several new variants of hypersonic aircraft (X-43).  However most of these technology demonstrators need a high-speed mothership (SR-71 blackbird) or are rocket-powered just to get them to propulsion starting velocity.

HyperSciences combines the low cost of hyper-tunneling and its mastered in-tube ram accelerator propulsion capabilities enabling a new type of launch system that gets these hypersonic air-breathing vehicles up to speed with a simple system, using Ramjet acceleration, which we believe is a robust form of supersonic ram jet operation.

We see the hypersonic developing SCRAMJET propulsion and hypersonic flight market as symbiotic with our development of launcher systems for takeoff.

Strategy

HyperSciences is strategically investing into different markets that include tunneling/mining, drilling, flight technologies and ultimately geothermal power production. These different potential streams of revenue economically harness the power that extreme velocity brings as well as help reduce the risk that is involved with lengthy contract times and industry-specific variability. In the next two to three years, we plan to pursue the following three significant revenue streams.

As a platform technology development company, the common development of HyperCore™ units and technology is intended to keep all terrestrial paths open for HyperSciences.  We believe deep drilling, mining/tunneling and materials sciences, etc., all initially need nearly the same or similar HyperCore™ hypervelocity accelerators to break rock.

HyperCore™ Business Model: Our tunneling/mining and drilling systems based on HyperCore™ can be leased to our clients as an “Equipment as a Service” (EaaS) model. Typically, traditional rotational tunneling machines can cost tens of millions of dollars, but we are uniquely positioned to offer consumables performance based “ink/printer” or “razor/razor-blade” business model to the industry based on kinetic energy deposition to break rock instead of rotational energy as the primary method for rock breaking.  Our contracts that combine the base lease of a HyperCore™ unit plus a fixed number of projectiles is modeled to start at approximately an aggregate of $150,000-$200,000 per unit per year, which includes thousands of projectiles for the first 2 years and moves to a fixed cost per 1000 projectile basis after an initial period.  Basic operational training services would be included in such contracts.

This approach radically changes the economics of major established industries and the barrier to entry for established industries transitioning to a new technology. Because our drilling and rock breaking process is robotic, the equipment is quicker and more agile for size constrained areas.  With this EaaS business model, our leased HyperCore™ units during tunneling/mining and drilling operation launch our proprietary consumable projectiles every few moments. The HyperSciences proprietary projectiles, which are required for the system to operate, will be bulk-purchased from HyperSciences by our customers beyond the amount included with the lease contract. For example, a typical 1,000-foot hole will require nearly 2500-5000 projectiles, which may have a direct cost (price) to our customer of approximately $5-$12 per shot including the projectiles and propellant costs depending on the application and location of operations and cost of propellants.

Our economic model estimates by the end of year 2 having 100 HyperCore units in the field and adding approximately 100 units per year in each of the following years with each unit being utilized annually at 30% given a 12-hour day in the hard rock industry firing approximately 2 projectiles per minute.

Geothermal Business Model:  HyperSciences intends to prove that its proprietary technology will allow for the economical generation of energy via geothermal installations nearly anywhere on Earth – Geothermal Anywhere™. We are partnering with key industry leaders to pursue paid research projects with the Department of Energy (DOE) and ARPA as well as forming joint industry project partnerships (cost-share or fully funded by JIP partners) with major energy companies and major drilling service providers in the conventional and geothermal markets.  These field tests in the joint industry contracts over the next one-to-two years (2018-2019) will allow us to not only further our product research and development with in-the-field testing, but also build important joint relationships and allow us to secure significant revenue. At the point of successful field trials, we believe the geothermal plant systems will have been matured and complete systems will be ready for operations. We are estimating first plant installations in seven megawatt increments starting in year 3 (2021) after full funding.  The revenue model estimates an average of a $3,000,000 per megawatt installed cost using our HyperDrill system and our TEG Thermo-Electric Generator surface plant. We expect to be part-owner of initial installations and model in a cost-share for the installation costs at 10% ($300,000 per megawatt installed or $2,100,000 per install from HyperSciences as a partner and thus capture 10% royalty ($.0065/kw) of the ongoing estimated $.065/ KWhr revenue of the plant over its life.   Starting in Year 3, we grow to approximately 2-3 monthly seven megawatt unit new installations for drilling, well completions and plants installations as minority owners or royalty holders.  Our geothermal cash flow model rolls in our initial cash flow predictions of HyperCore sales from Years 1-3. The Geothermal opportunity overlaid with the HyperCore business model predicts a substantial cash flow opportunities from these revenues.

HyperVelocity Launch: With HyperSciences’ aerospace application projects such as HyperDrone™, we understand that our clients will require specific payload constraints such as desired altitude, mass, diameter, launch profile, etc. For these unique clients, we will provide each payload launch for a fix-price contract.

We believe these different projects should secure us with a projected significant revenue over the next 24-36 months and create a very valuable platform technology company.

Management

Our business and technical management team is comprised of and led by veteran professionals from aerospace, drill tool manufacturing, oil and gas services, mining, and software industries and is comprised of the following individuals: Mark Russell, Mike McSherry and Charles Russell, Hossam Elbadawy and others. Please see page 42 for a brief summary of biographical information for each member of the Corporation's management team.

Employees

HyperSciences currently employs one (1) employee, who is employed full-time.4 At funding, HyperSciences intends to grow from its current primarily contract team into a larger team of incentivized full-time salaried employees.

Litigation

The Company is not involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise.

DESCRIPTION OF PROPERTY

The Company’s primary assets are its intellectual property. The Company has a variety of non-material assets including equipment and a vehicle. No assets of the Company are subject to any major encumbrances. See “Equipment” section of Note 1 in the Financial Section of this Offering Circular for additional details.

The Company has no real property assets and leases its premises.

_______________________________

4  HyperSciences has previously employed additional employees, but now utilizes their services on a contract basis. Upon funding, HyperSciences intends to bring on some or all of these contractors as full-time employees. See “Use of Proceeds”

MANAGEMENT’S DISCUSSION AND

ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis is intended as a review of significant factors affecting the Company’s financial condition and results of operations for the periods indicated. The discussion should be read in conjunction with the Company’s financial statements and the notes presented herein. In addition to historical information, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ significantly from those anticipated in these forward-looking statements as a result of the risk factors set forth above and other factors discussed in this prospectus.

Operating Results

During the two years ended December 31, 2016 and December 31, 2015, the Company had $419,375 and $618,125 in revenues, respectively.  These revenues related to a single customer and the contracted projects had differing phases to be completed during the years.  There were no accounts receivable as of either year end.

The Company had net losses of $1,313,956 and $947,207 during the years ended December 31, 2016 and December 31, 2015, respectively.  These losses were largely attributed to research and development expenses as well as personnel expenses as the Company was in a development stage.  Additionally, there was interest expense from outstanding convertible notes of $120,577 and $37,487 for the two years ended December 31, 2016 and December 31, 2015.

During the six months ended June 30, 2017 and June 30, 2016, the Company had $0 and $139,375 in revenues, respectively.  These revenues related to a single customer and the contracted projects had differing phases to be completed during the period.  There was no accounts receivable as of June 30, 2017.

The Company had net losses of $855,559 and $669,748 during the six months ended June 30, 2017 and June 30, 2016, respectively.  These losses were largely attributed to research and development expenses as well as personnel expenses and contractor expenses as the Company was in a development stage.  Additionally, there was interest expense from outstanding convertible notes of $113,331 and $46,024 for the six months ended June 30, 2017 and June 30, 2016, respectively.

Liquidity and Capital Resources

At December 31, 2016, the Company had negative working capital of $2,494,903, as compared to $1,102,308 at December 31, 2015. During the twelve months ended December 31, 2016, the Company experienced negative cash flow from operations of $1,080,616 and it expended $56,223 for investing activities while adding $1,010,000 of cash flows from financing activities.  During the year ended December 31, 2015, the Company experienced negative cash flow from operations of $644,622, expended $57,370 in investing activities, and added $941,429 of cash flows from financing activities.

Cash used in operating activities was primarily a result of the Company’s net loss and partially offset by accrued interest and expenses during the two years.  The cash utilized by investing activities related to some equipment purchases as well as activity involving patents, both pending and issued.  Cash provided from financing activities for both years related to proceeds from convertible notes payable.  Additionally, during the year ended December 31, 2015, the Company sold shares of common stock for $31,429.

At June 30, 2017, the Company had negative working capital of $3,484,342. During the six months ended June 30, 2017, the Company experienced negative cash flow from operations of $754,470 and it expended $136,790 for investing activities while adding $804,437 of cash flows from financing activities.  During the six months ended June 30, 2016, the Company experienced negative cash flow from operations of $570,248, expended $nil in investing activities, and added $360,000 of cash flows from financing activities.

Cash used in operating activities was primarily a result of the Company’s net loss and partially offset by accrued interest and related party payables during the periods.  The cash utilized by investing activities during the six months ending June 30, 2017 related to some equipment purchases as well as activity involving patents.  Cash provided from financing activities for both periods related to proceeds from convertible notes payable.

The Company expects to continue to experience net operating losses during their development phase. Historically, the Company has relied upon investor funds to maintain its operations and develop the Company’s business. The Company anticipates raising additional capital within the next twelve months from investors for working capital and to execute its business plan, although the Company can provide no assurance that additional investor funds will be available on terms acceptable to the Company. If the Company is unable to obtain additional financing to meet its working capital requirements, it may have to curtail its business.

Issuer’s Material Commitments for Capital Expenditures

The Company has no current commitments for new capital expenditures. However, the Company has outstanding debt as described in “Use of Proceeds to Issuer” Section above, which the Issuer plans to repay using the proceeds of this offering.

Plan of Operations

HyperSciences has received approximately $500,000 per year in revenue in 2015 and 2016 during the 3-phase  HyperDrill development and test program.  Additionally, the Company has taken in investment to continue the research, development and operations of the company.  The Company received no revenue in 2017.

The primary use of proceeds for this financing is focused on the production, testing, leasing and projectile sales of the HyperCore™ systems. HyperSciences requires $10M over the next 24 months to carry out planned development, testing, prototyping, and commercialization activities. Please see “Use of Proceeds to Issuer”.

The above 21-month outlook spending profile assumes significant revenue source to come from the leasing of its HyperCore™ units and high-margin revenue from projectile sales, initially for the near surface rock breaking market with customers in excavation, infrastructure foundations and pile-driving and tunneling and mining demos. The use of proceeds section articulates use of proceeds only for use of direct proceeds from the financing.

This funding will be directed to:

HyperCore™ development

—

Bring commercial underground HyperBreaker™ system to market (including mining/tunnel projects with captive customers)

—

Proof Test “Water” Demo Well(s): Significant system reliability and proof testing of HyperDrill™ for energy markets

Q2, 2018; Complete final build of Build Automated HyperCore Units: (approximately $ 120,000 per unit)

Q2/Q3, 2018 Complete Field Trials of Near Surface HyperCore™ ($100,000:   20 x $5,000 / day trials)

Trend Information

HyperSciences spent much of 2015 through 2017 focused on developing all aspects of HyperDrill™, for both conventional energy drilling and for deep geothermal drilling. Total system technologies have been developed, tested, analyzed and economically modeled in confidential partnership with major energy companies, international oil companies, and service providers.  HyperSciences has not only demonstrated multi-shot deep high pressure drilling capability at-scale for augmented HyperDrill™ (smaller hypervelocity projectiles working with a rotary drill bit), but also developed pressure capable system for both large and small scale HyperCore™ systems.

The price of oil and gas during the same term (2015-2017) has not allowed larger energy companies to spend their typical R&D budgets on externally developed technologies.  HyperSciences will be focused for the near term (next 12-18 months) on the 100mm HyperCore™ system and the associated applications, starting with high value (high margin) near-surface rock breaking and expanding into other applications as the systems gain in operational maturity.

The HyperSciences team have developed the world’s smallest Ram accelerator system (12mm) diameter and developed the world’s longest 100mm system and the only industrial Ram accelerators in the world.

Subject to our export control processes, the Company is considering related technologies, services and markets,

such as the following related technologies and markets scaling from the world’s largest to smallest hyper- accelerator systems.

Scaling the System (Multi-Meter down to 100mm to 12.7mm and beyond Diameter systems)

•

Markets

•

Airbreathing hypersonics and boost and glide technologies.

•

Advanced Augmented Hyper-Drilling, spherical, cylindrical, shaped projectile with and without energetic and abrasive materials

•

Government / Defense markets

•

Personal / Sport markets

•

Material Science and Ballistics R&D

•

Low and high-speed Air, detonation, Powder & electromagnetic, etc.  Ram accelertator low speed start, acceleration profile modifications and “start” technology exploration

•

Ram Accelerator & Electromagnet barrels and ballistics

Exploring HyperSonics Scaling: From the small to the very large applications.

Different applications theoretically require different projectile sizes, different accelerators, and potentially different bore diameters.

However, the Company has decided to initially focus on what we have determined is the most widely applicable size of Ram Accelerator for HyperCore™, the HyperCore-100™ system as its flagship system. It is very efficient as a rock breaking system for mining, tunneling, drilling, material science and hypersonic launch.  The 100mm system will be used to tunnel bore at unprecedented rates, complete civil foundation rock breaking work, geothermal drilling testing as well as other aerospace applications.

A New Engine. High Impact Platform Technology

Breaking thru Rock with the Power of HyperVelocity

HyperCore™

Piling

Mining

Tunneling

Energy Drilling

New Materials (Abrasives & Super Conductors)

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office (if indefinite, provides date appointed)	Approximate hours per week for part-time employees
Executive Officers:
Mark Russell	Chief Executive Officer	45	October 13, 2014
Kemper Rojas*	Chief Financial Officer	40
Directors:
Mark Russell		45	April 3, 2015
Mike McSherry*		50	April 3, 2015
Charles Russell*		47	April 3, 2015
Significant Employees:
Mark C. Russell	CEO/Chief Engineer	45

Charles Russell*	Avionics/Robotics	47
Dr. Carl Knowlen*	Ram Accelerator Chief	58		~5 hours/week

*These individuals are currently contractors of HyperSciences.

Family Relationships

Mark Russell and Charles Russell are brothers. Mary and Robert Russell are members of EnergeticX and parents of Mark and Charles Russell.

Business Experience

Founder and Chief Executive Officer – Mark Russell, PE

Mark has a Masters from Stanford University in Aero/Astro engineering, is a former lead engineer and manager for Blue Origin, Intel and Boeing Sea Launch. Mark has a long history of family mining development, particularly in North America’s deepest hard rock mineral exploration drilling and as an engineering director for large new mines in the precious and base metals sector.

Mark Russell was engineering director of St. Augustine Gold and Copper Corp, responsible for permitting, economics and Environmental impact for a 700 Million Ton Copper project from 2011-2013 (US & Philippines).  Mark has led Ram accelerator developments for EnergeticX through filing first patents and testing on HyperDrill™ and HyperBreaker™ and then formed HyperSciences in 2014, leading it as CEO from 2014 to the present.

CFO –  Kemper Rojas, CPA, CFE

Kemper joined Fruci & Associates, a CPA firm, over 16 years ago as a recent graduate from the University of Washington.  She is a certified public accountant (CPA), a certified fraud examiner (CFE), a certified information technology professional (CITP), and a chartered global management accountant (CGMA).  She has served as the managing principal at Fruci & Associates for over 10 years.   Her area of focus is working with public companies as their PCAOB auditor as well as working with companies looking for funding via Reg A, CF or D filings by providing audited or reviewed financials as well as consulting services. In her role as managing principal at her firm, she has performed a search for likely merger candidates and has successfully executed six firm acquisitions since 2010.

Operations Advisor -  Raymond Kaminski (Being considered by HyperSciences for C-level role, CSO, COO, etc.)

Raymond is currently a Vice President at Goldman Sachs helping develop the future of digital banking and financial technology. Raymond holds both a Bachelors and Masters of Science in Engineering from University of Illinois and Missouri Science and Technology, as a former lead engineer for Boeing and NASA on the Space Shuttle and International Space Station program his innovations have granted him numerous awards in his field. Raymond has a history in the startup world as founding member of Honest Dollar by leading the company’s vision as the Direct of Product Development towards the one of the fastest and most talked about acquisition in Texas. Raymond brings to HyperSciences the strategy and business expertise required to support the world’s first company focused on hypervelocity applications.

Lead Oil & Gas Advisor – Hossam Elbadawy

Leading HyperSciences’ Houston developments, Hossam Elbadawy is a technical and business advisor to HyperSciences. He was a senior operating partner at Lime Rock Partners and former CEO of Tercel Oilfield Products, that he sold in May 2016. Prior to serving in these roles, Hossam spent nearly 17 years at Schlumberger, most recently as Vice President of Manufacturing. Earlier in his career at Schlumberger, Hossam managed the Company’s leading-edge Rosharon Technology Center and the Houston Product Center. He currently serves on the board of directors of GEO Dynamics, and TGT Oil and Gas Services. He is a graduate of Ain Shams University (B.S. in Mechanical Eng), Kellogg School of Management (MBA) and McCormick School of Engineering (M.Eng) at Northwestern University.

Chief Advisor – Dr. Carl Knowlen

RAMAC Chief Advisor

PhD, AA Engineering, MSAA,  BSAA, University of Washington, Seattle.

Dr. Knowlen is a Research Associate Professor at University of Washington for the past 10 years.  In Seattle WA. Research activities are related to energy conversion, combustion physics, and hypervelocity propulsion relating to research programs on the ram accelerator hypervelocity mass driver.

Director and Vice President of Business Development – Charles Russell

Charles was one of the first investors in the commercialization of the RAMAC technology and is also a HyperSciences Director. His past experiences involve exploration, development, permitting and sales of mineral projects in Asia. Charles is responsible for managing HyperSciences remote testing facility and installation and controls of the RAMAC instrumentation.  From 2011-2015, Charles has been the founder and president of RRPM, Radiant Rare and Precious Metals. Charles discovered a rare-earth deposit in Sri Lanka, explored, drilled and sold the property to a major Rare Earths company. Charles is currently President of Kong Bot, LLC a robotics development company located in Spokane, Washington and Bangkok, Thailand.

Director – Mike McSherry

Mike is a serial entrepreneur and former CEO of SWYPE (mobile app) as well as other large communication platforms.

Mike is the CEO of Xealth and has held that role since January 2017. Xealth is a digital prescribing tool that lets doctors and care teams easily prescribe digital services (articles, videos, apps, programs, devices) to patients - just as they do for medications today.  Xealth raised $8.5m from DFJ + Providence, UPMC, Hennepin & Froedtert health systems in June '17 to expand its platform to dozens of use cases and additional Provider health systems.

Entrepreneur in Residence (EIR) from Jun 2015 – Present.

Rethinking healthcare with backing of 2nd largest hospital group in country Current Board member with Pacific Medical (PacMed), which merged with Prov in '14

Nuance Communications, VP Advertising & Content

Company NameNuance Communications, Oct 2011 – May 2014.

* Invented Voice Ads, "Siri for Advertising". Using voice recognition in ads - multiple patents issued

* Signed biz dev deals with world's leading ad networks. Global top 10 brands launched campaigns

* Develop advertising business models for voice personal assistants

* Partner with leading media & content companies for search and content integration

Criminal Proceedings

None.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table provides the annual compensation received by the three highest paid persons who were executive officers or directors during the Company’s last completed fiscal year:

Name	Role	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Mark Russell	CEO	$200,000	$50,000	$250,000

Aggregate Director Compensation

The three directors of the Company received an aggregate total compensation of $0 for the Company’s last completed fiscal year.  However, they each received 15,000 options.

Proposed Future Compensation

For next 6 months Mark expects to earn nearly the same income he has for the past 3 years at approximately $200,000 annual salary. At point of funding and at the discretion of the board, a pay increase of approximately 25% may be authorized and bonus paid out based on sales and technical milestone performances met.

The other Executive compensation will be determined by the board. Salaries will be reasonable and typically expected to be less than the CEO compensation package.

The Members of the Board may be allowed to be compensated at $2500/month for their services

The CFO, Kemper Rojas of Fruci & Associates, is a contract position as a part-time CFO for the next 6-12 month, the fixed cost of $5000 per month, any hourly overages (up to 40% of services additional) may be paid in stock or stock options at the discretion of the board.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table, as of March 5, 2018, identifies the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of the Company’s voting securities, or having the right to acquire those securities.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class
Common	Mike McSherry	203,553	None	4%
Common	EnergeticX.net LLC	3,708,092	None	74%
Common	Charles Russell	37,500	None	0.75%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has entered into the following transactions in which management of related persons have an interest that are outside the ordinary course of our operations:

—

A Master Services Agreement and Master Testing Agreement between HyperSciences and EnergeticX, its parent and majority shareholder.

—

An assignment of patent assets by EnergeticX to HyperSciences in exchange for 2,800,000 shares of HyperSciences common stock and a license to the patents within a limited field of use.

—

Contracted services through MineLab LLC and Radiant Rare and Precious Metals (RRPM), companies owned by Charles Russell, who is a 20% owner of EnergeticX and a director of HyperSciences, Inc. Charles Russell also performed contracting services for the Company.

For additional information, please see Note 6 to the “Financial Statements” section of this Offering Circular.

SECURITIES BEING OFFERED

General

The Company is offering Series A Preferred Stock to investors in this offering.

The following statements do not purport to be complete and are qualified in their entirety by reference to the detailed provisions of the Corporation’s Certificate of Incorporation and Bylaws, copies of which will have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part.

For a complete description of HyperSciences, Inc.’s capital stock, you should refer to the Certificate of Incorporation of the Company, its Bylaws, and applicable provisions of the Delaware General Corporation Law.

Upon the completion of this offering, HyperSciences, Inc.‘s authorized capital stock will consist of  15,000,000 shares of Common Stock, $0.0001 par value per share, and 4,050,000 shares of Preferred Stock, $0.0001 par value per share, of which 4,050,000 of those shares are designated as Series A Preferred Stock.

Currently, 5,397,727 shares of common stock are outstanding. No Preferred Stock is outstanding.

Convertible Notes

Please see Note 4 to both the “Interim Financial Statements” and “Financial Statements” Section of this Offering Circular as well as the “Use of Proceeds to Issuer” Section of this Offering Circular for discussions on HyperSciences’ past convertible note offerings and the current status of such convertible notes.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds, paid to the holders of Common Stock based on the number of shares held. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock.

Liquidation Rights

In the event of the Company’s liquidation, dissolution, or winding up, holders of its Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of all shares of then outstanding Preferred Stock.

Rights and Preferences

Holders of the Company’s Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company’s Common Stock.

Series A Preferred Stock

General

The Company [will have] the authority to issue: [4,050,000] shares of Series A Preferred Stock, an amount sufficient for the current Offering as well as potential conversion of all outstanding convertible notes.

The Series A Preferred Stock sold in this offering will be entitled to receive dividends in preference and priority to any declaration or payment of any distribution on Common Stock, subject to a dividend rate detailed below.

Dividend Rights

Holders of Series A Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds at the dividend rate specified for such shares of holders of Series A Preferred Stock payable with each other share of such Series A Preferred Stock as applicable, and in preference and priority to any declaration or payment of any distribution on Common Stock of the Corporation in such calendar year. No distributions shall be made with respect to the Common Stock in any calendar year unless the holders of Series A Preferred Stock, first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price. The “Series A Original Issue Price” shall mean $3.84 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

The investors in this offering who invest less than $50,000 will be required to grant a proxy to SI Securities, LLC, described in greater detail below under “Proxy”.

Each holder of the Series A Preferred Stock is entitled to one vote for each share of Common Stock, which would be held by each stockholder if all of the Series A Preferred Stock was converted into Common Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number. Holders of Series A Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders as a single class with the holders of Common Stock, provided that in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation:

As long as shares of Series A Preferred Stock are issued and outstanding, the Company or any of its subsidiaries shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding shares of Series A Preferred Stock, whether directly or indirectly by amendment, merger, consolidation, reorganization, recapitalization or otherwise:

—

liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

—

amend, alter or repeal any provision of the Certificate of Incorporation in a manner that adversely affects the powers, preferences or rights of the Series A Preferred Stock;

—

create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock, or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of  assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption;

—

adopt or amend any stock option or equity incentive plan unless such adoption or amendment has been approved by the Board of Directors;

—

purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof or (iv) as approved by the Board of Directors;

—

create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $250,000 unless such debt security has received the prior approval of the Board of Directors, including the approval of the Preferred Director; or

—

increase or decrease the authorized number of directors constituting the Board of Directors.

In addition, the holders of Preferred Stock and certain key holders of Common Stock are subject to a drag-along provision as set forth in the Voting Agreement pursuant to which each holder of Preferred Stock, including holders of Series A Preferred Stock, agrees that, in the event the Company’s Board and the holders of a majority of the Company’s voting stock vote in favor of a sale of the Company, then such holder of Preferred Stock and Common Stock will vote in favor of the transaction if such vote is solicited, refrain from exercising dissenters’ rights with respect to such sale of the Company, and deliver any documentation or take other actions reasonably required, amongst other covenants. In connection with such sale, no stockholder shall be held liable for the inaccuracy of any representation or warranty of anyone else other than HyperSciences, and may only be held liable up to the amount received by such stockholder in the event of inaccuracies made by HyperSciences. In most cases, the sale agreement will include an escrow set aside up front to cover such potential liabilities.

The President of the Company shall have a proxy and power of attorney for each holder of Preferred Stock and certain holders of Common Stock who fail to vote in favor of a sale of the Company described herein. This proxy is separate from and not designed to conflict with the voting proxy granted to SI Securities, LLC and described below.

Finally, in the Voting Agreement all investors agree to elect the directors designated as follows: (a) one director shall be designated by the holders of a majority of the outstanding shares of Common Stock; (b) one director shall be the Chief Executive Officer of the Company, and (c) one director shall be an outside independent person designated by a majority of the Directors on the Board of Directors at the time of such nomination. The President of the Company shall have a proxy and power of attorney for each holder of Preferred Stock and certain holders of Common Stock who fails to vote in accordance with these provisions. Like the proxy described in the paragraph above, this proxy is separate from and not designed to conflict with the voting proxy granted to SI Securities, LLC and described below. If SI Securities, LLC fails to vote its proxy shares of Series A Preferred Stock in accordance with these drag-along and voting provisions, the Company’s proxy and power of attorney shall automatically apply to all such shares held in proxy by SI Securities, LLC.

Liquidation Rights

In the event of the Company’s liquidation, dissolution, or winding up, holders of its Series A Preferred Stock are entitled to liquidation preference superior to holders of the Common Stock in accordance with the Amended and Restated Certificate of Incorporation. In the event of any liquidation event, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the greater of (i) the liquidation preference specified for such share of Series A Preferred Stock plus all declared but unpaid dividends (if any) on such share of Series A Preferred Stock or (ii) the amount each share of Series A Preferred Stock would be entitled to receive if all shares of Series A Preferred Stock were converted into shares of Common Stock immediately prior to such event. If upon a Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to Section ___ of the Amended and Restated Certificate of Incorporation.

The Series A Preferred Stockholders are entitled to a liquidation preference over common stockholders at the Series A Preferred Original Issue Price of $3.84 per share.

Rights and Preferences

The Series A Preferred Stock is convertible into the Common Stock of the Company as provided by [Section __] of the Amended and Restated Certificate of Incorporation. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of HyperSciences or any transfer agent for the Series A Preferred Stock into that number of fully-paid, non-assessable shares of Common Stock determined by [New Conversion Terms – Series A Conversion Price (originally $3.84 per share) ]. The Series A Conversion Price will be adjusted from time to time as described below under “Anti-Dilution Rights.”

In certain instances, the Series A Preferred Stock will be subject to an automatic conversion event in accordance with the terms of ________. These include a (i) firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) resulting in at least $____ proceeds to the Company, net of underwriting discounts and commissions, and at a per share price of at least three (3) times the Series A Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), or (ii) upon the receipt by the Company of a written request for such conversion. The Amended and Restated Certificate of Incorporation (the form of which is filed as an Exhibit to the Offering Statement of which this Offering Circular forms a part) provides that a majority of the holders of Preferred Stock voting as a single class and on an as-converted basis may make such request.

In the case of a Deemed Liquidation Event (which includes the sale or merger of the Company) whereby the Company does not subsequently dissolve, holders of Preferred Stock may be subject to a mandatory redemption provision if requested by the holders of at least a majority in interest of the Preferred Stock. Under this provision the Preferred Stock will be redeemed at the greater of (i) the original issue price ($ 3.84 per share for Series A Preferred Stock) plus any declared but unpaid dividends or (ii) the amount payable upon conversion to Common Stock. If available proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Company shall redeem each holder pro rata in proportion to their respective ownership percentages.

Right of First Refusal and Right of Co-Sale

Until an initial public offering, the Company has the right of first refusal to purchase all or some of the shares from all holders of Preferred Stock and most holders of Common Stock, in the event such holders propose to transfer their shares, other than to certain excluded transferees. Such holders of Preferred Stock or Common Stock must offer the shares at the same price and on the same terms and conditions as those offered to the prospective transferee. If the Company does not wish to purchase all or some of the shares, a second refusal right is granted to all other investors to purchase their pro rata share of the offered securities. Further, all investors shall have the right to participate pro rata in a proposed stock sale or transfer to most third parties.

Registration Rights and Preemptive Rights

Under the Investor Rights Agreement, the holders of Preferred Stock have the right to require us to register the offer and sale of their shares, commonly referred to as registration rights. The holders of at least 60% of the registrable securities outstanding if the aggregate offering price, net of selling expenses, is anticipated to exceed $25 million have the right to demand that we use our best efforts to file a registration statement for the registration of the offer and sale of shares of Common Stock, subject to specified conditions and limitations. This threshold is lower for requests for follow-on offerings. In addition, if we propose to register the offer and sale of any securities under the Securities Act either for our own account or for the account of other shareholders, holders of Preferred Stock and some holders of Common Stock will have the right, subject to certain exceptions, to include their shares of as-converted Common Stock in the registration statement. These registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. We are obligated to pay all expenses relating to any such demand registrations and piggyback registrations, other than underwriting discounts and selling commissions. The registration rights terminate upon the earliest of (a) the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation; (b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares without limitation during a three-month period without registration; and (c) the fifth anniversary of the initial public offering.

In addition under the Investor Rights Agreement, Major Investors (any investor that individually, or together with the investors affiliates, holds at least ___ shares) will have additional information rights and the ability to invest in future financings on a pro rata basis. Holders of our Preferred Stock have a right of co sale and a right of first refusal to purchase shares in new securities the Company may propose to sell after the date of that agreement. The right of first refusal in the agreement will end if the Company makes an initial public offering.

Restrictions on Transfer

In addition to the limitations on transfer described above, holders of Preferred Stock and certain holders of Common Stock are subject to certain transfer requirements and will need to provide the Company notice prior to certain transfers of their stock. If reasonably requested by the Company, the Company may require a written legal opinion, a “no action” letter from the SEC or other evidence regarding the permissibility of the proposed transaction without registration under the Securities Act. In addition, holders of Preferred Stock and certain holders of Common Stock, will not be able to transfer shares to specified transferees, including customers, distributors and suppliers of the Company, if the board of the Company determines that such transfer would result in the transferee receiving information that would put the Company at a disadvantage. These holders of Preferred Stock and Common Stock are also subject to a “Market Stand-off” agreement, which in the event the Company has an IPO, will limit that holder’s ability to sell or transfer their shares for up to 180 days following the effective date of the registration statement.

As long as the agreements are still in force, transferees of holders of Preferred Stock and transferees of certain holders of Common Stock will be required to become a party to the same agreements as the holder from whom they receive their shares.

Anti-Dilution Rights

Holders of Series A Preferred Stock have the benefit of antidilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series A Preferred Stock in the event of a stock split, stock dividend or other distribution of property to holders of Common Stock.

Dispute Resolution

Holders of Series A Preferred Stock agree to resolve disputes arising under the Series A Preferred Stock Purchase Agreement, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement, the Voting Agreement and the Voting Proxy through arbitration in Spokane, Washinton, in accordance with the rules of the American Arbitration Association. Judgment upon any award rendered will be binding. There shall be limited discovery prior to the arbitration hearing. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. All of the parties to the aforementioned agreements consent to personal jurisdiction for any equitable action sought in the U.S. District Court or Washington state court located in Spokane, Washington.

In addition, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action, (ii) any action asserting a claim of breach of fiduciary duty, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Company’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine.

Investor Proxy Agreement

Investors who invest less than $50,000 in this offering will be required to sign the Investor Proxy Agreement with SI Securities, LLC. Investors who invest more than $50,000 will not be parties to the Investor Proxy Agreement. The following summary of the Investor Proxy Agreement is qualified in its entirety by the Investor Proxy Agreement itself, which is filed as Exhibit [TBD] to the Offering Statement of which this Offering Circular is a part:

—

The investor irrevocably appoints SI Securities, LLC, to vote, exercise and/or waive any right, power and authority, and convert the investor’s shares of Series A Preferred Stock, as well as the investor’s shares of Common Stock of the Company following the conversion of the Series A Preferred Stock;

—

Prior to undertaking any action or conversion, SI Securities, LLC may be required to request approval of the investors party to the agreement on a majority or super-majority basis, as determined by the Investor Proxy Agreement. Investors will have seven calendar days to approve or deny the action. If an investor does not approve or deny the action within that seven-calendar-day period, the investor relinquishes the right to approve or deny the action. Should majority or super-majority approval or denial be received, SI Securities, LLC will act for all of the shares as if unanimous approval or denial was received;

—

SI Securities, LLC is not restricted from acquiring a financial interest in the Company, creating a potential for a conflict of interest. If investors do not indicate their voting preference prior to the expiration of the voting period described above, SI Securities, LLC may vote those investors' shares in a way with which the investors do not agree;

—

Except as otherwise approved by a majority of investors party to the agreement, investors are not obligated to compensate SI Securities, LLC for its activities the Investor Proxy Agreement and SI Securities, LLC is required to bear the expense of its activities under the Investor Proxy Agreement;

—	SI Securities, LLC may only be removed from its activities and powers under the Investor Proxy Agreement by super-majority vote of investors party to the agreement;

—

The Investor Proxy Agreement is effective until one of the following events occurs: (1) upon the liquidation or sale of the Company, (2) approval by a majority of investors party to the agreement to terminate the Investor Proxy Agreement, or (3) the resignation or removal of SI Securities, LLC as the appointee under the agreement without the appointment of a new appointee by investors;

—

Investors party to the agreement may only transfer their shares once their transferee has executed the Investor Proxy Agreement and agrees to assume all of the duties and obligations under the agreement and to be bound by and subject to all of the terms and conditions of the Investor Proxy Agreement;

—

Under the Investor Proxy Agreement, SI Securities, LLC is not liable to investors party to the agreement for any act or failure to act except in the event of fraud, gross negligence, willful malfeasance, intentional and material breach of the Investor Proxy Agreement, or conduct that is the subject of a criminal proceeding, provided that SI Securities, LLC knew the conduct was illegal; and

—

Investors party to the agreement are required to indemnify and reimburse expenses of SI Securities, LLC for any legal claims against SI Securities, LLC as a result of any act or failure to act in connection with its activities under the Investor Proxy Agreement.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

The Company is offering a minimum of 651,042 and up to 2,604,166 shares of Series A Preferred Stock, as described in this Offering Circular. The Company has engaged SI Securities, LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Per Share

Public offering price	$3.84
Placement Agent commissions	$0.288
Proceeds, before expenses, to us	$3.552

Placement Agent Equity

The Company has agreed to issue to SI Securities, LLC, for nominal consideration, 5% of the total number of shares of Series A Preferred Stock successfully placed by SI Securities, LLC (“Equity Compensation”). The shares of Series A Preferred Stock issuable will have identical rights, preferences, and privileges to those being offered by this Offering Circular.

The Equity Compensation has been deemed compensation by FINRA and is therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), the Equity Compensation may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the qualification date or commencement of sales of this offering, except to any placement agent and selected dealer participating in the offering and their bona fide officers or partners and except as otherwise provided for in FINRA Rule 5110(g)(2).

Other Terms

Except as set forth above, the Company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the Company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the Company to potential target businesses or assist the Company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the Company after this offering, the Company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering.  SeedInvest will charge you a non-refundable transaction fee equal to 2% of the amount you invest (up to $300) at the time you subscribe for our shares. This fee will be refunded in the event the Company does not reach its minimum fundraising goal.  In addition, SI Securities, LLC may engage selling agents in connection with the offering to assist with the placement of securities.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Investors’ Tender of Funds

After this Offering has been qualified by the Commission, the Company will accept tenders of funds to purchase the Series A Preferred Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Investors may subscribe by tendering funds via wire or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event we have not sold the minimum amount of shares by the date that is one year from the date of qualification of the Offering or sooner terminated by the Company, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the Company for its use.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Series A Preferred Stock Purchase Agreement, and any other relevant exhibit attached thereto. In addition, investors who invest less than $50,000 will be required to sign the Investor Proxy Agreement.

In the event that it takes some time for the Company to raise funds in this offering, the Company will rely on income from sales, funds raised in any offerings from accredited investors.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

HyperSciences, Inc.

Contents

Page

INTERIM FINANCIAL STATEMENTS:

Balance Sheets as of June 30, 2017 (Unaudited) and December 31, 2016 (Audited)

F-2

Statement of Operations (Unaudited) for Six Months Ended June 30, 2017 and June 30, 2016

F-3

Statement of Changes in Stockholders’ Deficit for the Year Ended December 31, 2016 and the Six

Months Ended June 30, 2017 (Unaudited)

F-4

Statement of Cash Flows (Unaudited) for the Six Months Ended June 30, 2017 and June 30, 2016

F-5

Notes to Financial Statements

F-6 to F-13

INDEPENDENT AUDITOR’S REPORT

F-15

FINANCIAL STATEMENTS:

Balance Sheets

F-16

Statement of Operations

F-17

Statement of Changes in Stockholders’ Deficit

F-18

Statement of Cash Flows

F-19

Notes to Financial Statements

F-20 to F-26

HyperSciences, Inc. BALANCE SHEETS
ASSETS
	June 30, 2017 (unaudited)	December 31, 2016 (audited)
Current Assets:
Cash	$ 25,835	$ 112,658
Total current assets	25,835	112,658

Equipment
Equipment, net of accumulated depreciation	115,703	15,400
Total Equipment	115,703	15,400

Other Assets:
Patents, net of accumulated amortization	173,087	139,510
Total other assets	173,087	139,510

Total Assets	$ 314,625	$ 267,568

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
Current liabilities:
Accounts payable	$ 69,833	$ 121,999
Related parties payable	371,560	350,204
Accrued interest payable	271,395	158,064
Payroll liabilities payable	17,952	2,294
Convertible notes payable	2,779,437	1,975,000
Total current liabilities	3,510,177	2,607,561

Total Liabilities	3,510,177	2,607,561

Stockholders' Deficit:
Common stock, $0.0001 par value; 10,000,000 shares authorized,
4,400,000 and 4,400,000 shares issued and outstanding, respectively	440	440
Additional paid-in capital	30,989	30,989
Accumulated deficit	(3,226,981)	(2,371,422)
Total Stockholders' Deficit	(3,195,552)	(2,339,993)

Total Liabilities and Stockholders' Deficit	$ 314,624	$ 267,568

The accompanying notes are an integral part of the financial statements.

HyperSciences, Inc. STATEMENT OF OPERATIONS (Unaudited)
	Six months ended June 30 ,
	2017	2016

Revenue	$ -	$ 139,375

Cost of goods sold	-	80,416
Gross income	-	58,959

Expenses:
Personnel	397,582	237,075
Research and Development	91,662	232,814
Contractor Expense	110,770	61,866
Professional fees	33,658	51,817
Repairs and maintenance	6,966	-
Rent & facility costs	11,788	11,488
Shipping and freight	4,102	4,934
Travel	20,550	19,842
Depreciation and amortization	2,909	667
General and administrative	62,242	62,180
Total operating expenses	742,228	682,683

Net loss from operations	(742,228)	(623,724)

Other income (expense)
Interest expense	(113,331)	(46,024)
Net loss before provision for income tax	$ (855,559)	$ (669,748)
Provision for income taxes	-	-
Net Loss	$ (855,559)	$ (669,748)

Loss per common share - basic and fully diluted	$ (0.19)	$ (0.15)

Weighted-average common shares
outstanding - basic and fully diluted	4,400,000	4,400,000

The accompanying notes are an integral part of the financial statements.

HyperSciences, Inc. STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
	For the Year ended December 31, 2016 and the Six Months ended June 30, 2017 (Unaudited)
	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit

Balance - December 31, 2015	4,400,000	$ 440	$ 30,989	$ (1,057,466)	$ (1,026,037)

Net loss				(1,313,956)	(1,313,956)
Balance December 31, 2015	4,400,000	440	30,989	(2,371,422)	(2,339,993)

Net Loss				(855,559)	(855,559)
Balance - December 31, 2016	4,400,000	$ 440	$ 30,989	$ (3,226,981)	$ (3,195,552)

The accompanying notes are an integral part of the financial statements.

HyperSciences, Inc. STATEMENTS OF CASH FLOWS (Unaudited)
	Six months ended June 30,
	2017	2016

Cash flows from operating activities:
Net loss	$ (855,559)	$ (669,747)
Adjustments to reconcile net loss to net cash used
by operating activities:
Depreciation and amortization expense	2,910	667
Change in operating assets and liabilities:
Accounts payable and accrued expenses	(36,508)	(8,766)
Related parties payable	21,356	61,534
Other assets	-	40
Accrued interest payable	113,331	46,024
Net cash used in operating activities	(754,470)	(570,248)

Cash flows from investing activities:
Purchase of equipment	(102,191)	-
Patent costs	(31,381)	-
Net cash used by investing activities	(136,790)	-

Cash flows from financing activities:
Proceeds from convertible notes payable	804,437	360,000
Net cash provided by financing activities	804,437	360,000

Net increase (decrease) in cash	(86,824)	(210,248)
Cash at beginning of year	112,658	239,497
Cash at end of year	$ 25,835	$ 29,249

Supplemental cash flow information:
Cash paid during the period for:
Interest	$ -	$ -
Income Taxes	$ -	$ -

The accompanying notes are an integral part of the financial statements.

HyperSciences, Inc.

Footnotes to Financial Statements

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Business

HyperSciences, Inc. (“HSI”) was incorporated under the laws of the State of Delaware on October 13, 2014.  HSI is a hypersonic platform technology development company harnessing the power of extreme velocity to radically change the economics of industries that break and pulverize rock through the use of novel hypersonic propulsion technology and other aeronautical and industrial applications.  HSI’s majority shareholder is EnergeticX, (“EGX’), a company controlled by the management of HSI, and which performs technological services similar to HSI.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All such adjustments are normal and recurring in nature.  The Company’s fiscal year-end is December 31. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred losses from inception of approximately $3,200,000 which, among other factors, raises substantial doubt about the Company's ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent upon management's plans to raise additional capital from the issuance of debt or the sale of stock, its ability to commence profitable sales of its flagship product, and its ability to generate positive operational cash flow.  The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Accounts subject to estimates include income taxes and useful lives of fixed assets and patents.

Risks and Uncertainties

As of June 30, 2017, the Company had not commenced full scale operations. The Company’s activities since inception have consisted of product and business development, and efforts to raise capital. Once the Company commences its planned full-scale operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s plans or failing to profitably operate the business.

Reclassification

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.  These reclassifications had no effect on reported losses, total assets, total liabilities, or stockholders’ equity as previously reported.

HyperSciences, Inc.

Footnotes to Financial Statements

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Revenue Recognition and Contract Costs

The Company’s revenues are earned primarily from services provided relating to the design, system integration and other technological aspects associated with the development of deep down-hole drilling technology. The Company recognizes revenue for its contract with its customer primarily based on negotiated hourly billing rates of the actual time spent on the deep down-hole drilling project. The Company records revenue when the services have been performed and when the associated deliverables have been provided to the customer. Contract costs consist of direct labor and materials required to satisfy the specifications required under the contract. Revenue is not recognized for non-recoverable costs. The Company is reimbursed for actual out-of-pocket costs for materials and other direct incidental expenditures that are incurred in connection with performance under the contract.

Equipment

Equipment is recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method over a useful life of five to ten years. Additions and improvements are capitalized while routine repairs and maintenance are charged to expense as incurred. Upon sale or disposition, the historically recorded asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to other income or expense.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts of financial instruments reported on the balance sheets approximate their fair value as of June 30, 2017 and December 31, 2016. At June 30, 2017 and December 31, 2016 the Company had no financial assets or liabilities subject to fair value measurement on a recurring basis.

HyperSciences, Inc.

Footnotes to Financial Statements

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Research and Development

Research and development costs are expensed as incurred.  Total expense related to research and development was $91,662 and $232,814 for the six months ended June 30, 2017 and 2016, respectively.

Patents

Patents are initially measured at the legal costs incurred in the filing process. Issued patents are being amortized on a straight-line basis over a period of 17 years. For pending patents, no life has yet to be determined.  Once the patents are issued, these patents will be assigned a life and amortized over the life which was assigned.  The Company evaluates the recoverability of patents whenever events or changes in circumstances indicate that a patent’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of the patent, (2) a significant adverse change in the extent or manner in which the patent may be used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of the patent.

Income Taxes

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company's policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at June 30, 2017 or December 31, 2016.

The Company accounts for income taxes based on the provisions promulgated by the Internal Revenue Service and the State of Delaware, which has a statute of limitation of three years from the due date of the return. As such, all tax years are open since the Company’s inception.

Net Income (Loss) Per Common Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses, common stock equivalents, if any, are not considered, as their effect would be anti-dilutive.

Share-Based Compensation

The Company recognizes share-based compensation based on the fair value and typically on the issuance date.  When an award has performance criteria, the final measurement date for the fair value is the date that each performance commitment is satisfied or there is a significant disincentive for non-performance.

HyperSciences, Inc.

Footnotes to Financial Statements

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less when acquired to be cash equivalents. At June 30, 2017 and December 31, 2016, the Company had no items, other than bank deposits, that would be considered cash equivalents. As of June 30, 2017 and December 31, 2016, the Company had $25,835 and $112,658 in cash and cash equivalents, respectively.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers, an accounting standard that will supersede existing revenue recognition guidance under current U.S. GAAP. The new standard is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods and services. The standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. We continue to evaluate the impact of the new guidance on our consolidated financial statements.

NOTE 2 – EQUIPMENT

Equipment consisted of the following at June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
Trucks and trailers	$ 17,608	$ 12,704
Tractors and Drills	103,463	6,176
	121,071	18,880
Accumulated depreciation	(5,368)	(3,480)
Total equipment	$ 115,703	$ 15,400

Depreciation expense for the six months ended June 30, 2017 and 2016 was $1,888 and $0 respectively.

NOTE 3 – PATENTS

Patents consisted of the following at June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
Pending patents	$ 141,109	$ 107,310
Patents granted	35,012	34,212
	176,121	141,522
Accumulated amortization	(3,034)	(2,012)
Total patents	$ 173,087	$ 139,510

HyperSciences, Inc.

Footnotes to Financial Statements

Amortization expense for the six months ended June 30, 2017 and 2016 was $1,022 and $667, respectively. The following table presents the estimated future amortization of finite-lived intangible assets for the next five fiscal years ending December 31:

2017	$ 1,006
2018	2,012
2019	2,012
2020	2,012
2021	2,012
Total	$ 9,054

Granted patents consist of seven patents at June 30, 2017 and December 31, 2016. These patents have been issued and are related to machinery used for the drilling and extraction of minerals. Five of these patents were purchased from EnergeticX, a related party and majority shareholder.  The Company recorded the patents at EnergeticX’s net carrying value.

Pending patents consist of costs related to twenty-six patents at June 30, 2017 and twenty-one at December 31, 2016, for which the filing process has begun, but the issuance of the patent has not yet been made by the United States Patent and Trademark Office. No life has yet been determined for these patents.  Once they are issued,  they will be assigned a life and amortized over the life which was assigned.  If for some reason a patent is not issued, the costs associated with the acquisition and the continuation of the application are fully amortized in the year of denial.

NOTE 4 – CONVERTIBLE NOTES PAYABLE

The Company currently has several convertible notes payable outstanding which it has used to fund the Company’s operations to date.

2015-2016 Convertible Notes (“Convertible Note 1”)

In June through August of 2015, the Company entered into eleven convertible notes totaling $930,000. The notes matured on June 26, 2016, had an 8% interest rate, and were convertible into common shares at the discretion of the holder upon the occurrence of certain events. The notes were amended on June 10, 2016 to extend the maturity dates to January 31, 2017.  Upon maturity, the notes ceased to be convertible into equity.  Eight of these notes remain outstanding past the maturity date and continue to accrue interest.

In February 2016, the Company entered into two convertible notes totaling $225,000. The notes matured on June 26, 2016, had an 8% interest rate, and were convertible into common shares at the discretion of the holder upon the occurrence of certain events. The notes were amended on June 10, 2016 to extend the maturity dates to January 31, 2017.  Upon maturity, the notes ceased to be convertible into equity.  These notes remain outstanding past the maturity date and continue to accrue interest.

On June 9, 2016, the Company converted an account payable to a legal firm into a $35,000 convertible promissory note. The note matures on June 26, 2016 and it has an 8% interest rate, and is convertible into common shares at the discretion of the holder upon the occurrence of certain events. The note was amended on June 10, 2016 to extend the maturity date to January 31, 2017. Upon maturity, the note ceased to be convertible into equity.  This note remains outstanding past the maturity date and continue to accrue interest.

In June through September of 2016, the Company entered into nine convertible notes totaling $785,000. The notes matured on January 31, 2017, had an 8% interest rate, and were convertible into common shares at the discretion of the holder upon the occurrence of certain events. Upon maturity, the notes ceased to be convertible into equity.  Eight of these notes remain outstanding past the maturity date and continue to accrue interest.

HyperSciences, Inc.

Footnotes to Financial Statements

The convertible notes issued by the Company in 2015 and 2016 are all subject to the same terms and conditions and are treated as a group. Therefore, such convertible notes are referred to collectively as “Convertible Note 1”. Upon maturity of the Convertible Note 1 on January 31, 2017, the notes ceased to be convertible into equity.

2017 Convertible Notes (“Convertible Note 2”)

From February through June 2017, the Company entered into seven convertible notes totaling $800,000. The notes matured on July 31, 2017, had an 8% interest rate, and were convertible into common shares at the discretion of the holder. Upon maturity, the notes ceased to be convertible into equity. Six of these convertible notes remain outstanding past the maturity date. The convertible notes issued by the Company from February 2017 to June 2017 are all subject to the same terms and conditions and are treated as a group. Therefore, such convertible notes are referred to collectively as “Convertible Note 2”.

Current Status of Convertible Note 1 and Convertible Note 2

With regard to Convertible Note 1, the note holders holding more than 50% of the aggregate outstanding principal amount of Convertible Note 1, including The W Fund (the “Note 1 Majority Investors”) may declare the note due and payable, which would trigger a default of Convertible Note 1. With regard to Convertible Note 2, the Convertible Note 1 note holders and the Convertible Note 2 note holders representing a majority of the aggregate principal amount of all Convertible Note 1 notes and Convertible Note 2 notes, voting together as a single class, including The W Fund (the “Note 2 Majority Investors”) may declare the note due and payable, which would trigger a default of Convertible Note 2. However, the Note 1 Majority Investors and Note 2 Majority Investors have signed a letter agreement with the Company dated February 19, 2018, which is included as Exhibit 6.8 to this Offering Circular (the “Letter Agreement”) wherein the Note 1 Majority Investors and Note 2 Majority Investors agree not to declare the either Convertible Note 1 or Convertible Note 2 due and payable by the Company for so long as the Company is actively pursuing or marketing an offering with SeedInvest Technology, LLC under “Regulation A+ of Title IV of the Jumpstart Our Business Startups Act.”

February 2018 Convertible Notes (“Convertible Note 3”)

In August 2017, the Company entered into a single convertible note totaling $100,000 in principal. In February 2018, the Company amended the August 2017 convertible note and entered into ten other convertible notes based on that amended August 2017 note totaling $763,563.71 in new principal (“Convertible Note 3”). A portion of the Convertible Note 3 notes included the retirement of certain Convertible Note 1 notes totaling $286,667.23 in principal and accrued interest. Another portion of the Convertible Note 3 notes included payment of other debts relating to Company operations totaling $370,000. A portion of the Convertible Note 3 notes included payment of employee and contractor compensation totaling $85,567.03. The final portion of the Convertible Note 3 notes accounted for $57,500 in new funds into the Company. Convertible Note 3 will mature March 31, 2019, has an 8% interest rate, and are convertible into common shares at the discretion of the Company.

On February 28, 2018, the Company elected to convert to 682,727 shares of common stock (a) the August 2017 note, as amended, totaling $106,969.86 in principal and interest and (b) nine of the Convertible Note 3 notes totaling $763,563.71 in principal and interest. Only one Convertible Note 3 note remains, with a principal amount of $36,170.55.

*If an initial closing for this Offering occurs prior to May 29, 2018, the Convertible Note 3 holders may choose, in their sole discretion, to redeem their common shares for Series A Preferred Stock at the discount rate described in Convertible Note 3.

NOTE 5 – CONCENTRATIONS

The Company has significant economic and commercial dependence on Shell International Exploration and Production (‘Shell’), an unrelated entity. As a result, HyperSciences is subject to significant financial risk in the event of financial distress of Shell. For the six months ended June 30, 2017 and year ended December 31, 2016, 100% of the Company’s revenues came from Shell.

HyperSciences, Inc.

Footnotes to Financial Statements

NOTE 6 – RELATED PARTY TRANSACTIONS

The parent company and majority shareholder of HSI, EnergeticX (“EGX”), funded a significant portion of HSI’s expenditures from 2014 through mid-2015 without a formal agreement in place. On June 1, 2015 a master services agreement and master testing agreement were executed between HIS and EGX. Under these agreements all of HyperSciences testing is done through EGX for a fee of $10,000 per month, retroactively beginning in October 2014. EGX continued to fund a portion of HSI’s operations through the end of 2016.

In 2015, EGX assigned several patents to HSI in exchange for 2,800,000 shares of HSI’s common stock. A separate license agreement was entered into between EGX and HSI for the use of any of HSI technology for work to be performed above the Von Kármán line, a demarcation that commonly refers to the boundary between the Earth’s atmosphere and outer space.

The Company also has contracted services through MineLab LLC and Radian Rare and Precious Metals (RRPM) that have included, among other things, providing facilities and technology relating to firing projectiles at velocities high enough to break rock. Both of these companies are owned by Chuck Russell, who is a 20% owner of EGX and a director of HSI. Chuck also performed direct consulting services for the Company during 2017 and 2016.

The following is a representation of the related party transactions that occurred during the six months ended June 30, 2017 and 2016:

	2017	2016
Consulting fees paid to Chuck Russell	$ 30,000	51,000
EGX expenses incurred for HSI	79,000	66,409
Total	$ 109,000	$ 117,409

NOTE 7 – STOCKHOLDERS’ EQUITY

At June 30, 2017 and December 31, 2016, the Company had 4,400,000 common shares issued and outstanding. There were no common stock issuances during the six months ended June 30, 2017 or the year ended December 31, 2016.

In April of 2015, the Company’s board of directors adopted the HyperSciences, Inc. 2015 Equity Incentive Plan (“the Plan”). The Plan’s purpose is to provide incentive to employees, directors and consultants and to promote the success of the Company’s business. The Plan permits the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units. The maximum aggregate number of shares that may be subject to award under the Plan is 5,000,000 shares.

On January 31, 2017, the Board of Directors elected to grant stock options to eighteen parties, totaling 195,750 options. The options each have an exercise price of $0.025.  The options were granted for services performed in 2015 and 2016.  Of the options issued 68,250 options vested immediately; 80,000 options will vest in 2017 through 2018; and the remaining 47,500 options vest through 2020.

On May 3, 2017, the Board of Directors elected to grant 255,000 stock options to two parties. The options each have an exercise price of $0.025.  There were 180,000 options granted for services performed during 2016; of those options 85,000 vested in 2017 and 95,000 were forfeited.  There were 75,000 options issued for services performed in 2017; of those options 10,417 vested in 2017 and 64,583 were forfeited.

HyperSciences, Inc.

Footnotes to Financial Statements

NOTE 8 – INCOME TAXES

As of December 31, 2016, the Company had a net operating loss tax carryforwards of approximately $2,044,000, and a resulting deferred tax asset of $715,554 using a statutory rate of 35%.  The net operating loss carryforwards expire between 2035 and 2026.  The deferred tax asset may be recognized in future periods, not to exceed 20 years.  However, due to the uncertainty of future events the Company booked a valuation allowance for the entire deferred tax asset balance. The primary difference between the effective tax rate and the statutory tax rate of 35% at the end of each year is primarily the result of differences between financial statement losses versus taxable loss as reported.  The following represents the tax effect of net operating loss carryforwards on the Company’s fully reserved deferred income tax asset:

	2016	2015
Net operating loss carryforwards	$ 715,554	$ 289,120
Valuation allowance	(715,554)	(289,120)
Deferred tax asset	$ -	$ -

NOTE 9 – SUBSEQUENT EVENTS

Management has reviewed and evaluated subsequent events and transactions occurring after the balance sheet date, June 30, 2017, through February 3, 2018, the date these financials were available for issuance, and identified the following subsequent events:

On August 7, 2017, the Company entered into a convertible note totaling $100,000. The note matures on August 7, 2018, has an 8% interest rate, and is convertible into common shares at the discretion of the holder. This note remains convertible and outstanding. See Note 4 above for additional discussion of additional convertible note issuance by the Company.

Financial Statements and

Independent Auditor’s Report

For the years ended,

December 31, 2016 and 2015

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of HyperSciences, Inc.

We have audited the accompanying financial statements of HyperSciences, Inc. (“the Company”), which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HyperSciences, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Explanatory Paragraph

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit through December 31, 2016.  This factor raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DeCoria, Maichel & Teague P.S.

February 3, 2018

BALANCE SHEETS
ASSETS
	December 31, 2016	December 31, 2015
Current Assets:
Cash	$ 112,658	$ 239,497
Other assets	-	754
Total current assets	112,658	240,251

Equipment, net of accumulated depreciation	15,400	7,838

Other Assets:
Patents, net of accumulated amortization	139,510	68,433
Total other assets	139,510	68,433

Total Assets	$ 267,568	$ 316,522

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
Current liabilities:
Accounts payable	$ 121,999	$ 72,965
Related parties payable	350,203	281,304
Accrued interest payable	158,065	37,487
Payroll liabilities payable	2,294	20,803
Convertible notes payable	1,975,000	930,000
Total current liabilities	2,607,561	1,342,559

Total Liabilities	2,607,561	1,342,559

Stockholders' Deficit:
Common stock, $0.0001 par value; 10,000,000 shares authorized,
4,400,000 and 4,400,000 shares issued and outstanding, respectively	440	440
Additional paid-in capital	30,989	30,989
Accumulated deficit	(2,371,422)	(1,057,466)
Total Stockholders' Deficit	(2,339,993)	(1,026,037)

Total Liabilities and Stockholders' Deficit	$ 267,568	$ 316,522

The accompanying notes are an integral part of the financial statements.

STATEMENT OF OPERATIONS
	2016	2015

Revenue	$ 419,375	$ 618,125

Cost of goods sold	407,277	576,903
Gross income	12,098	41,222

Expenses:
Personnel	560,822	388,898
Training	-	1,950
Research and development	354,890	371,563
Professional fees	91,182	99,891
Repairs and maintenance	4,221	773
Rent & facility costs	21,650	9,050
Shipping and freight	5,325	7,667
Travel	55,305	23,324
Depreciation and amortization	4,393	1,099
General and administrative	107,689	46,016
Total operating expenses	1,205,477	950,231

Net loss from operations	(1,193,379)	(909,009)

Other income (expense)
Interest expense	(120,577)	(37,487)
Other expense	-	(711)
Total other income (expense)	(120,577)	(38,198)
Net Loss	$ (1,313,956)	$ (947,207)

Loss per common share - basic and fully diluted	$ (0.30)	$ (0.35)

Weighted-average common shares
outstanding - basic and fully diluted	4,400,000	2,692,489

The accompanying notes are an integral part of the financial statements.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Deficit

Balance - December 31, 2014	-	$ -	$ -	$ (110,257)	$ (110,257)

Shares issued for cash	1,600,000	160	11,269		11,429
Shares issued for patents	2,800,000	280	19,720		20,000
Net loss				(947,207)	(947,207)
Balance December 31, 2015	4,400,000	440	30,989	(1,057,464)	(1,026,035)

Net Loss				(1,313,956)	(1,313,956)
Balance - December 31, 2016	4,400,000	$ 440	$ 30,989	$ (2,371,420)	$ (2,339,991)

STATEMENTS OF CASH FLOWS
	2016	2015

Cash flows from operating activities:
Net loss	$ (1,313,956)	$ (947,207)
Adjustments to reconcile net loss to net cash used
by operating activities:
Depreciation and amortization expense	4,393	1,099
Change in operating assets and liabilities:
Accounts payable and accrued expenses	38,716	93,696
Related parties payable	68,899	171,057
Other assets	754	(754)
Accrued interest payable	120,578	37,487
Net cash used in operating activities	(1,080,616)	(644,622)

Cash flows from investing activities:
Purchase of equipment	(10,630)	(8,251)
Pending patent costs	(31,381)	(49,119)
Purchase of issued patents	(14,212)	-
Net cash used by investing activities	(56,223)	(57,370)

Cash flows from financing activities:
Proceeds from sale of common stock	-	11,429
Proceeds from convertible notes payable	1,010,000	930,000
Net cash provided by financing activities	1,010,000	941,429

Net increase (decrease) in cash	(126,839)	239,437
Cash at beginning of year	239,497	60
Cash at end of year	$ 112,658	$ 239,497

Supplemental disclosure of non-cash financing and investing activities:

Pending patents purchased with accounts payable	$ (26,809)
Patents acquired with shares of common stock		$ (20,000)
Legal fees payable converted to convertible note	$ 35,000

The accompanying notes are an integral part of the financial statements.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Business

HyperSciences, Inc. (“HSI”) was incorporated under the laws of the State of Delaware on October 13, 2014.  HSI is a hypersonic platform technology development company harnessing the power of extreme velocity to radically change the economics of industries that break and pulverize rock through the use of novel hypersonic propulsion technology and other aeronautical and industrial applications.  HSI’s majority shareholder is EnergeticX, (“EGX’), a company controlled by the management of HSI, and which performs technological services similar to HSI.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All such adjustments are normal and recurring in nature.  The Company’s fiscal year-end is December 31. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred losses from inception of approximately $2,400,000 which, among other factors, raises substantial doubt about the Company's ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent upon management's plans to raise additional capital from the issuance of debt or the sale of stock, its ability to commence profitable sales of its flagship product, and its ability to generate positive operational cash flow.  The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Accounts subject to estimates include income taxes and useful lives of fixed assets and patents.

Risks and Uncertainties

As of December 31, 2016, the Company had not commenced full scale operations. The Company’s activities since inception have consisted of product and business development, and efforts to raise capital. Once the Company commences its planned full-scale operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s plans or failing to profitably operate the business.

Revenue Recognition and Contract Costs

The Company’s revenues are earned primarily from services provided relating to the design, system integration and other technological aspects associated with the development of deep down-hole drilling technology. The Company recognizes revenue for its contract with its customer primarily based on negotiated hourly billing rates of the actual time spent on the deep down-hole drilling project. The Company records revenue when the services have been performed and when the associated deliverables have been provided to the customer. Contract costs consist of direct labor and materials required to satisfy the specifications required under the contract. Revenue is not recognized for non-recoverable costs. The Company is reimbursed for actual out-of-pocket costs for materials and other direct incidental expenditures that are incurred in connection with performance under the contract.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Equipment

Equipment is recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method over a useful life of five years. Additions and improvements are capitalized while routine repairs and maintenance are charged to expense as incurred. Upon sale or disposition, the historically recorded asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to other income or expense.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts of financial instruments reported on the balance sheets approximate their fair value as of December 31, 2016 and 2015.  At December 31, 2016 and 2015, the Company had no financial assets or liabilities subject to fair value measurement on a recurring basis.

Research and Development

Research and development costs are expensed as incurred.  Total expense related to research and development was $354,890 and $371,563 for the years ended December 31, 2016 and 2015, respectively.

Patents

Patents are initially measured at the legal costs incurred in the filing process. Issued patents are being amortized on a straight-line basis over a period of 17 years. For pending patents, no life has yet to be determined.  Once the patents are issued, these patents will be assigned a life and amortized over the life which was assigned.  The Company evaluates the recoverability of patents whenever events or changes in circumstances indicate that a patent’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to (1) a significant decrease in the market value of the patent, (2) a significant adverse change in the extent or manner in which the patent may be used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of the patent.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES, Continued:

Income Taxes

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.. The Company's policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at December 31, 2016 and 2015.

The Company accounts for income taxes based on the provisions promulgated by the Internal Revenue Service and the State of Delaware, which has a statute of limitation of three years from the due date of the return. As such, all tax years are open since the Company’s inception.

Net Income (Loss) Per Common Share

Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses, common stock equivalents, if any, are not considered, as their effect would be anti-dilutive.

Share-Based Compensation

The Company recognizes share-based compensation based on the fair value and typically on the issuance date.  When an award has performance criteria, the final measurement date for the fair value is the date that each performance commitment is satisfied or there is a significant disincentive for non-performance.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less when acquired to be cash equivalents. At December 31, 2016 and 2015, the Company had no items, other than bank deposits, that would be considered cash equivalents. As of December 31, 2016, and 2015, the Company had $112,658 and $239,497 in cash and cash equivalents, respectively.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue From Contracts With Customers, an accounting standard that will supersede existing revenue recognition guidance under current U.S. GAAP. The new standard is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods and services. The standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company continues to evaluate the impact of the new guidance on its financial statements.

NOTE 2 – EQUIPMENT

Equipment consisted of the following at December 31, 2016 and 2015:

	2016	2015
Trucks and trailers	$ 12,704	$ 8,250
Tractors	6,176	-
	18,880	8,250
Accumulated depreciation	(3,480)	(412)
Total equipment	$ 15,400	$ 7,838

Depreciation expense for the years ended December 31, 2016 and 2015 was $3,067 and $412 respectively.

NOTE 3 – PATENTS

Patents consisted of the following at December 31, 2016 and 2015:

	2016	2015
Pending patents	$ 107,310	$ 49,119
Patents granted	34,212	20,000
	141,522	69,119
Accumulated amortization	(2,012)	(686)
Total patents	$ 139,510	$ 68,433

Amortization expense for the years ended December 31, 2016 and 2015 was $1,326 and $686, respectively. The following table presents the estimated future amortization of finite-lived intangible assets for the next five fiscal years ending December 31:

2017	$ 2,012
2018	2,012
2019	2,012
2020	2,012
2021	2,012
Total	$ 10,060

Granted patents consist of seven patents at December 31, 2016 and five patents at December 31, 2015. These patents have been issued and are related to machinery used for the drilling and extraction of minerals. Five of these patents were purchased from EnergeticX, a related party and majority shareholder.  The Company recorded the patents at EnergeticX’s net carrying value, $20,000.

Pending patents consist of costs related to twenty-one patents at December 31, 2016 and nine patents at December 31, 2015, for which the filing process has begun, but the issuance of the patent has not yet been made by the United States Patent and Trademark Office. No life has yet been determined for these patents.  Once they are issued,  they will be assigned a life and amortized over the life which was assigned.  If for some reason a patent is not issued, the costs associated with the acquisition and the continuation of the application are fully amortized in the year of denial.

NOTE 4 – CONVERTIBLE NOTES PAYABLE

The Company currently has several convertible notes payable outstanding which it has used to fund its operations to date. The convertible notes payable issued in 2015 and 2016 have all exceeded the January 31, 2017 Maturity Date, as amended. The terms of the note agreements provide that the notes shall be due and payable on the earlier of (i) ten days of such amount being declared due and payable by the Majority Investors (noteholders) at any time after the Maturity Date, or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by the Majority Investors or made automatically due and payable.  To date, no declaration has been made by the Majority Investors to make the notes due and payable, and all the notes are classified as current and outstanding (see note 9).

In June through August of 2015, the Company entered into eleven convertible notes totaling $930,000. The notes matured on June 26, 2016, had an 8% interest rate, and were convertible into common shares at the discretion of the holder upon the occurrence of certain events. The notes were amended on June 10, 2016 to extend the maturity dates to January 31, 2017.  Upon maturity, the notes ceased to be convertible into equity.

In February 2016, the Company entered into two convertible notes totaling $225,000. The notes matured on June 26, 2016, had an 8% interest rate, and were convertible into common shares at the discretion of the holder upon the occurrence of certain events. The notes were amended on June 10, 2016 to extend the maturity dates to January 31, 2017.  Upon maturity, the notes ceased to be convertible into equity.

On June 9, 2016, the Company converted an account payable to a legal firm into a $35,000 convertible promissory note. The note matures on June 26, 2016 and it has an 8% interest rate, and is convertible into common shares at the discretion of the holder upon the occurrence of certain events. The note was amended on June 10, 2016 to extend the maturity date to January 31, 2017. Upon maturity, the note ceased to be convertible into equity.

In June through September of 2016, the Company entered into nine convertible notes totaling $785,000. The notes matured on January 31, 2017, had an 8% interest rate, and were convertible into common shares at the discretion of the holder upon the occurrence of certain events. Upon maturity, the notes ceased to be convertible into equity.

NOTE 5 – CONCENTRATIONS

The Company has significant economic and commercial dependence on Shell International Exploration and, an unrelated entity. As a result, HyperSciences is subject to significant financial risk in the event of financial distress of Shell Oil. For the years ended December 31, 2016 and December 31, 2015, 100% of the Company’s revenues came from Shell Oil.

NOTE 6 – RELATED PARTY TRANSACTIONS

The parent company and majority shareholder of HSI, EnergeticX (“EGX”), funded a significant portion of HSI’s expenditures from 2014 through mid-2015 without a formal agreement in place. HSI reimbursed EGX approximately $190,000 in 2015 for expenditures, part of which were incurred in late 2014. On June 1, 2015 a Master Services Agreement and Master Testing Agreement were executed between HSI and EGX. Under these agreements, all of HyperSciences testing is done through EGX for a fee of $10,000 per month, retroactively beginning in October 2014. EGX continued to fund a portion of HSI’s operations through the end of 2016.

In 2015, EGX assigned several patents to HSI in exchange for 2,800,000 shares of HSI’s common stock. A separate license agreement was entered into between EGX and HSI for the use of any of HSI technology for work to be performed above the Von Kármán line, a demarcation that commonly refers to the boundary between the Earth’s atmosphere and outer space.

NOTE 6 – RELATED PARTY TRANSACTIONS, Continued:

The Company also has contracted services through MineLab LLC and Radian Rare and Precious Metals (RRPM) that have included, among other things, providing facilities and technology relating to firing projectiles at velocities high enough to break rock. Both of these companies are owned by Charles Russell, who is a 20% owner of EGX and a director of HSI. Charles also performed direct consulting services for the Company during 2016 and 2015.

The following is a representation of the related party transactions that occurred during 2016 and 2015:

	2016	2015
Consulting fees paid to Charles Russell	$ 141,015	$ -
Consulting fees paid to RRPM	-	100,739
Shares issued to EGX for patents	-	20,000
EGX expenses incurred for HSI	171,297	521,224
Total	$ 312,312	$ 641,963

NOTE 7 – STOCKHOLDERS’ EQUITY

During the year ended December 31, 2015, the Company issued 1,600,000 shares of common stock valued based upon management’s estimate of $0.0071429 per share for $11,429 in cash.

On May 19, 2015, the Company issued 2,800,000 shares of common stock valued based upon management’s estimate of $0.0071429 per share to EGX, its parent company, in exchange for $20,000 of patents.

At December 31, 2016 and 2015, the Company had 4,400,000 common shares issued and outstanding. There were no common stock issuances during 2016.

In April of 2015, the Company’s board of directors adopted the HyperSciences, Inc. 2015 Equity Incentive Plan (“the Plan”). The Plan’s purpose is to provide incentive to employees, directors and consultants and to promote the success of the Company’s business. The Plan permits the grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock and restricted stock units. The maximum aggregate number of shares that may be subject to award under the Plan is 5,000,000 shares (See Note 9).

NOTE 8 – INCOME TAXES

As of December 31, 2016, the Company had a net operating loss income tax carryforwards of approximately $2,044,000, and a resulting deferred tax asset of $715,554 calculated using a statutory rate of 35% at December 31, 2016.  The net operating loss carryforwards expire between 2035 and 2036 and the deferred tax asset may be recognized in future periods, not to exceed 20 years.  However, due to the uncertainty of future events the Company booked a valuation allowance for the entire deferred tax asset balance. The primary difference between the effective tax rate and the statutory tax rate of 35% at the end of each year is primarily the result of differences between financial statement losses versus taxable loss as reported.  The following represents the tax effect of net operating loss carryforwards on the Company’s fully reserved deferred income tax asset:

Net operating loss carryforwards	$ 715,554	$ 289,120
Valuation allowance	(715,554)	(289,120)
Deferred tax asset	$ -	$ -

NOTE 9 – SUBSEQUENT EVENTS

Management has reviewed and evaluated subsequent events and transactions occurring after the balance sheet date, December 31, 2016, through February 3, 2018, the date these financials were available for issuance, and identified the following subsequent events:

Upon maturity of the convertible notes on January 31, 2017, the notes ceased to be convertible into equity.  See note 4 for additional discussion.

On January 31, 2017, the Board of Directors elected to grant stock options to eighteen parties, totaling 195,750 options. The options each have an exercise price of $0.025 based upon management’s estimate of the fair value of the Company’s stock at the date of the grant.  The options were granted for services performed in 2015 and 2016.  Of the options issued 68,250 options vested immediately; 80,000 options will vest in 2017 through 2018; and the remaining 47,500 options vest through 2020.

On May 3, 2017, the Board of Directors elected to grant 255,000 stock options to two parties. The options each have an exercise price of $0.025 based upon management’s estimate of the fair value of the Company’s stock at the date of the grant.  There were 180,000 options granted for services performed during 2016; of those options 85,000 vested in 2017 and 95,000 were forfeited.  There were 75,000 options issued for services performed in 2017; of those options 10,417 vested in 2017 and 64,583 were forfeited.

From February through June 2017, the Company entered into seven convertible notes totaling $800,000. The notes matured on July 31, 2017, had an 8% interest rate, and were convertible into common shares at the discretion of the holder. Upon maturity, the notes ceased to be convertible into equity. These notes remain outstanding.

On August 7, 2017, the Company entered into a convertible note totaling $100,000. The note matures on August 7, 2018, has an 8% interest rate, and is convertible into common shares at the discretion of the holder. This note remains convertible and outstanding.

PART III

INDEX TO EXHIBITS

1

Issuer Agreement with SI Securities, LLC

2.1

First Amended and Restated Certificate of Incorporation*

2.2

Amended and Restated Bylaws*

5

Investor Proxy Agreement

6.1

2015 Equity Incentive Plan

6.2

Form of Series A Preferred Stock Purchase Agreement*

6.3

Investors’ Rights Agreement*

6.4

Right of First Refusal and Co-Sale Agreement*

6.5

Voting Agreement*

6.6

University of Washington License Agreement*

6.7

EnergeticX License Agreement (Exhibit F)

6.8

EnergeticX License Agreement (Exhibit G)

6.9

Convertible Note Side Letter Agreement

8

Form of Escrow Agreement*

11

Independent Auditor’s Consent

12

Attorney Opinion on Legality of the Offering*

13

“Testing the waters” materials*

*To be submitted in subsequent amendment to this Offering Circular.

CERTIFICATION & SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing via Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Spokane, Washington, on February 12, 2018.

HyperSciences, Inc.

By

/s/ Mark Russell

Mark Russell, Chief Executive Officer of

HyperSciences, Inc.

This Offering Statement has been signed by the following persons in the capacities on the dates indicated.

By

/s/ Mark Russell

Mark Russell, Chief Executive Officer and Director

Date: February 12, 2018